UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DARIOHEALTH CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(1)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DarioHealth Corp.

8 HaTokhen Street

Caesarea Industrial Park

3088900, Israel

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, October 14, 2020

You are cordially invited to attend an annual meeting of the stockholders (the “Meeting”) of DarioHealth Corp. (the “Company”), which will be held at 4:00 p.m. (Israel Time) on Wednesday, October 14, 2020, at our Israeli office, located at 8 HaTokhen Street, Caesarea Industrial Park, Israel. However, we are actively monitoring developments with regard to the coronavirus, or COVID-19, pandemic and it is possible that the annual meeting may be held solely by means of remote communication. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable. We intend to hold the annual meeting for the following purposes:

1.	To re-elect Hila Karah, Dennis Matheis, Dennis M. McGrath, Erez Raphael, Yoav Shaked, Adam K. Stern and Richard B. Stone as directors to serve on the Company’s Board of Directors (the “Board”) for a one-year term that expires at the 2021 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal;

2.	To consider and approve the Company’s 2020 Equity Compensation Plan (the “2020 Equity Incentive Plan”);

3.	To consider and approve, by a nonbinding advisory vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement;

4.	To ratify the appointment by the Audit Committee of the Board of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5.	To transact any other business as may properly come before the Meeting or any adjournments thereof.

All stockholders are cordially invited to attend the Meeting.  If your shares are registered in your name, please bring the admission ticket attached to your proxy card.  If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares of the Company, you will not be admitted to the meeting.

The Board of Directors has fixed the close of business on September 1, 2020 as the record date for the Meeting. Only stockholders on the record date are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Your vote is important regardless of the number of shares you own.  The Company requests that you complete, sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope, even if you now plan to attend the Meeting.  You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on October 14, 2020

The proxy statement, proxy card and Annual Report are also available at

http://www.dariohealth.com/DH2020Proxy.pdf

Stockholders may also obtain additional paper or e-mail copies of these materials at no cost by writing to DarioHealth Corp., 8 HaTokhen Street, Caesarea Industrial Park 3088900, Israel, Attention: Secretary.

Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders over the internet. You may also have access to the materials for the Meeting by visiting the website: http://mydario.investorroom.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name,” or www.vstocktransfer.com/proxy if you are a registered stockholder. You may also authorize a proxy to vote your shares over the internet. In order to vote over the internet you must have your stockholder identification number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail. If you have any questions regarding the completion of the enclosed proxy card or would like directions to the Meeting, please call +(972)-(4) 770 4055. You may also find directions at http://mydario.investorroom.com/SECFilings.

By order of the Board of Directors,

/s/ Erez Raphael
Erez Raphael
Chief Executive Officer

Caesarea, Israel

September 2, 2020

IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please either vote by internet or sign, date and return your proxy promptly in the enclosed envelope even if you plan to attend the meeting personally. Your cooperation is greatly appreciated.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

Annex A	The 2020 Equity Incentive Plan	A-1

PROXY STATEMENT

DarioHealth CORP.

ANNUAL MEETING OF STOCKHOLDERS

to be held at 4:00 p.m. (Israel Time) on October 14, 2020

8 HaTokhen Street

Caesarea Industrial Park, Israel

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement describes the proposals on which our Board of Directors (the “Board”) would like you, as a stockholder, to vote at an Annual Meeting of the Stockholders (the “Meeting”), which will take place at 4:00 p.m. (Israel Time) on Wednesday, October 14, 2020, at our Israeli office, located at 8 HaTokhen Street, Caesarea Industrial Park, Israel. However, we are actively monitoring developments with regard to the coronavirus, or COVID-19, pandemic and it is possible that the Annual Meeting may be held solely by means of remote communication. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable.

This Proxy Statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this Proxy Statement and accompanying proxy card on or about September 4, 2020, to all stockholders of record entitled to vote at the Meeting.

In this proxy statement, we refer to DarioHealth Corp. as the “Company”, “we”, “us” or “our” or similar terminology.

Website addresses included in this proxy statement are textual references only, and the information in any website is not incorporated by reference into this proxy statement.

How many shares must be present in order to hold the annual meeting of stockholders?

Our Bylaws provide that a quorum shall consist of the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy at the Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On September 1, 2020 (the “Record Date”), there were 7,590,875 shares of Common Stock, 5,853 shares of Series A Convertible Preferred Stock (convertible into 1,445,691 shares of Common Stock), with a conversion price of $4.05 per share (the “Series A Preferred Stock”), 5,200 shares of Series A-1 Convertible Preferred Stock (convertible into 1,284,400 shares of Common Stock), with a conversion price of $4.05 per share (the “Series A-1 Preferred Stock”), 1,060 shares of Series A-2 Convertible Preferred Stock (convertible into 248,040 shares of Common Stock), with a conversion price of $4.28 per share (the “Series A-2 Preferred Stock”), 3,699 shares of Series A-3 Convertible Preferred Stock (convertible into 743,499 shares of Common Stock), with a conversion price of $4.98 per share (the “Series A-3 Preferred Stock”) and 567 shares of Series A-4 Convertible Preferred Stock (convertible into 96,390 shares of Common Stock), with a conversion price of $5.90 per share (the “Series A-4 Preferred Stock”) issued and outstanding. Each share of Common Stock and Preferred Stock, except for the Series A-1 Preferred Stock, is entitled to one vote per share on an as-converted basis. The Series A-1 Preferred Stock do not possess any voting rights. Thus, the holders of the aggregate number of 5,062,248 shares of Common Stock, inclusive of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock (on an as-converted basis) must be present in person or represented by proxy at the meeting to have a quorum. If such quorum shall not be present or represented, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the Meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting. Abstentions may be specified on all proposals. Abstentions and broker non-votes will be counted towards the quorum requirement. Submitted proxies which are left blank will also be counted as present for purposes of determining a quorum but are not counted for purposes of determining whether a proposal has been approved in matters where the proxy does not confer the authority to vote on such proposal, and thus have no effect on its outcome.

Who can vote at the annual meeting of stockholders?

Stockholders who owned shares of our Common Stock, Series A Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock on the Record Date may attend and vote at the Meeting. There were 7,590,875 shares of Common Stock, 5,853 shares of Series A Preferred Stock (convertible into 1,445,691 shares of Common Stock), 1,060 shares of Series A-2 Preferred Stock (convertible into 248,040 shares of Common Stock), 3,699 shares of Series A-3 Preferred Stock (convertible into 743,499 shares of Common Stock) and 567 shares of Series A-4 Preferred Stock (convertible into 96,390 shares of Common Stock) outstanding on the Record Date. All shares of Common Stock and the Preferred Stock, aside the Series A-1 Preferred Stock, have one vote per share and vote together as a single class. The Series A-1 Preferred Stock do not possess any voting rights.

What is the proxy card?

The proxy card enables you to appoint Erez Raphael, our Chief Executive Officer, and/or Zvi Ben-David, our Chief Financial Officer, Secretary and Treasurer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, please complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to vote:

1.	To re-elect Hila Karah, Dennis Matheis, Dennis M. McGrath, Erez Raphael, Yoav Shaked, Adam K. Stern and Richard B. Stone as directors to serve on the Company’s Board of Directors (the “Board”) for a one-year term that expires at the 2021 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal (the “Election of Directors Proposal”);

2.	To consider and approve the Company’s 2020 Equity Compensation Plan (the “2020 Equity Incentive Plan”) (the “Incentive Plan Proposal”);

3.	To consider and approve by a nonbinding advisory vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (the “Say on Pay Proposal”);

4.	To ratify the appointment by the Audit Committee of the Board of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (the “Auditor”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5.	To transact any other business as may properly come before the Meeting or any adjournments thereof.

We will also transact any other business that properly comes before the Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that the stockholders vote “FOR” all proposals being put before our stockholders at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, VStock Transfer LLC, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

How do I vote?

(1)       You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

•	for the Election of Directors Proposal;

•	for the Incentive Plan Proposal;

•	for the Say on Pay Proposal;

•	for the ratification of the appointment of the Auditor as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	according to the best judgment of either Mr. Raphael or Mr. Ben-David if a proposal comes up for a vote at the Meeting that is not on the proxy card.

(2)       You may vote in person at the Meeting. We will pass out written ballots to anyone who wants to vote at the Meeting. However, if you hold your shares in street name, you must bring to the Meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

(3)       You may vote online. You may also have access to the materials for the Meeting by visiting the website: http://mydario.investorroom.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name,” or www.vstocktransfer.com/proxy if you are a registered stockholder.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

•	sending a written notice to Zvi Ben-David, our corporate Secretary, stating that you would like to revoke your proxy of a particular date;

•	signing another proxy card with a later date and returning it before the polls close at the Meeting; or

•	attending the Meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the Meeting.

How are votes counted?

You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present at the Meeting.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. Proposals No. 1, 2, and 3 are non-routine proposals; therefore, your broker, bank or other agent is not entitled to vote your shares on Proposals No. 1, 2 and 3 without your instructions.

Our management believes that Proposal 4 is a “routine” matter for which brokers will have authority to vote your shares at the Meeting if you do not give instruction on how to vote your shares. Consequently, if customers do not give any direction, brokers will be permitted to vote your shares at the Meeting in relation to this matter. Nevertheless, we encourage you to submit your voting instructions to your broker to ensure your shares are voted at the Meeting.

How many votes are required to elect the Director Nominees as directors of the Company?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented in person or by proxy and entitled to vote is required for approval of the election of each of the Director Nominees. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the election of directors. Broker non-votes will not affect the outcome of the vote on this matter.

How many votes are required to approve the Incentive Plan Proposal?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented in person or by proxy and entitled to vote is required for approval of the Incentive Plan Proposal. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Incentive Plan Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

How many votes are required to approve the Say on Pay Proposal?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and represented in person or by proxy and entitled to vote is required for approval of the Say on Pay Proposal. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Say on Pay Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

In the case of the Say on Pay Proposal, the advisory votes with respect to executive compensation will neither be binding on the Company or the Board, nor will they create or imply any change in the fiduciary duties of or impose any additional fiduciary duties on, the Company or the Board. However, the Board values the opinions expressed by the stockholders in this advisory vote and will consider the outcome of this vote in determining its compensation policies.

How many votes are required to ratify the Company’s independent public accountants?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented in person or by proxy and entitled to vote is required to ratify the Auditor as our independent registered public accounting firm for the year ending December 31, 2020. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the ratification of our independent public accountants. There are no broker non-votes on this matter since it is a “routine” matter.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote for all of the proposals being placed before our stockholders at the Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting and file a Current Report on Form 8-K announcing the final voting results of the Meeting.

Who can help answer my questions?

You can contact our Chief Financial Officer, Secretary and Treasurer, Zvi Ben-David, at +(972)-(4) 770 4055 or by sending a letter to Mr. Ben-David at offices of the Company at 8 HaTokhen Street, Caesarea Industrial Park 3088900, Israel, with any questions about proposals described in this Proxy Statement or how to execute your vote.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, we have retained Morrow Sodali LLC to assist in the solicitation of proxies for a fee of $6,750 plus customary expenses.

No Right of Appraisal

None of Delaware law, our Certificate of Incorporation or our Bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at this Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF PROPOSALS 1, 2, 3 AND 4.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Board has nominated the Director Nominees, each of whom currently serves as a director, to stand for election at the Meeting. Stockholders will be asked to elect each of the Director Nominees, each to hold office until the 2021 Annual Meeting of Stockholders or until his or her successor is elected and qualified or until his or her earlier resignation or removal. The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of each of the Director Nominees. Each of Messrs. Kamer and Shemmer, the Board and the nominating committee, mutually agreed that Messrs. Kamer and Shemmer would not be re-nominated as director nominees, and such decision was not due to any disagreement on any matter relating to the Company’s operations, policies or practices.

We have been advised by each of the Director Nominees that they are willing to be named as a nominee and each are willing to continue to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board.

Board Qualifications

We believe that the collective skills, experiences and qualifications of our directors provide our Board with the expertise and experience necessary to advance the interests of our stockholders. While the Nominating and Corporate Governance Committee of our Board does not have any specific, minimum qualifications that must be met by each of our directors, the Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the Board. In addition to the individual attributes of each of our current directors described below, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, exhibit commitment to enhancing stockholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience.

Nominee and Executive Officer Information

Listed below are the names of the directors and executive officers of the Company, their ages as of the Record Date and positions held:

Name	Age	Position(s)
Erez Raphael	46	Chief Executive Officer and Director
Zvi Ben David	59	Chief Financial Officer, Secretary and Treasurer
Dror Bacher	45	Chief Operating Officer
Richard Anderson	50	President and General Manager of North America
Yoav Shaked	48	Chairman of the Board of Directors
Hila Karah	51	Director
Dennis Matheis	59	Director
Dennis M. McGrath	63	Director
Adam K. Stern	55	Director
Prof. Richard B. Stone	77	Director

Erez Raphael has served as our Chief Executive Officer since August 9, 2013 and as a director of our company since December 2013. Mr. Raphael served as Chairman of the Board of Directors from November 2014 to July 2018, and as a director from November 2014 to the present. He previously and until October 2012 served as our Vice President of Research and Development. Mr. Raphael has over 17 years of industry experience, having been responsible in his career for product delivery, technology and business development. Prior to joining us, from 2010 to 2012, Mr. Raphael served as Head of Business Operations for Nokia Siemens Networks, where he was responsible for establishing and implementing a new portfolio business unit directed towards marketing and sales of complimentary products. Prior to that, from 1998 to 2010, he held increasingly senior positions at Amdocs Limited (Nasdaq:DOX) where he was ultimately responsible for advising the Chief Technology Officer and implementing matters of overall business strategy. Mr. Raphael holds a B.A. in economics and business management from Haifa University. We believe Mr. Raphael is qualified to serve on our Board of Directors because of his extensive experience with technology companies and in sales and marketing.

Zvi Ben David has served as our Chief Financial Officer, Secretary and Treasurer since January 7, 2015. Mr. Ben David has over 25 years of experience in corporate and international financial management, including at both publicly-listed and private companies. Since 2012, he has acted as an independent entrepreneur with, and investor in, various medical device ventures. From 2005 to 2012, Mr. Ben David served as the Chief Financial Officer of UltraShape Medical Ltd., a developer, manufacturer and marketer of innovative non-invasive technologies for fat cell destruction and body sculpting. While with UltraShape, he helped lead the company through $35 million in private financing, followed by the company’s merger with a Tel Aviv Stock Exchange company and ultimately the company’s sale to Syneron Medical Ltd. From 2000 to 2005, he served as Vice President and Chief Financial Officer of Given Imaging Ltd., where he was part of the management team that led that company’s 2001 initial public offering and 2004 follow-on offering, and served as a director of that company from its establishment in 1998 to 2000. From 1995 to June 2000, Mr. Ben David served as Vice President and Chief Financial Officer of RDC Rafael Development Corporation, one of Given Imaging Ltd.’s principal shareholders. From 1994 to 1995, Mr. Ben David served as manager of the finance division of Electrochemical Industries (Frutarom) Ltd., an Israeli company traded on the Tel-Aviv Stock Exchange and the American Stock Exchange, and from 1989 to 1993, Mr. Ben David served as the manager of that company’s economy and control department. From 1984 to 1988, Mr. Ben David worked at Avigosh & Kerbs, an accounting firm in Haifa, Israel. Mr. Ben David is a certified public accountant in Israel and holds a B.A. in economics and accounting from Haifa University.

Dror Bacher has served as our Chief Operating Officer since July 25, 2017. Mr. Bacher previously served as our Vice President of Research and Development as well as Vice President of Operations since 2013 where he worked on product development as well as building a scalable supply chain. Mr. Bacher has over 18 years of experience in various technological companies and his expertise includes product management, product development and business operations in multi-disciplinary environments. Between 2008 and 2013, Mr. Bacher Served in several leadership roles at Amdocs Limited (Nasdaq:DOX), including working as a part of the Chief Technology Office, managing enterprise development programs for a variety of software products associated with service delivery, as well as serving as head of process Prior to Amdocs, Mr. Bacher served in a senior role at Tower Semiconductor (Nasdaq:TSEM), the global specialty foundry leader for IC manufacturing, where he was responsible for business operations and commercialization expansion. Mr. Bacher holds a B.Sc. in computer science and an MBA degree from Haifa University.

Richard Anderson has served as our President and General Manager of North America since January 7, 2020. From November 2003 to December 2019, Mr. Anderson worked for Catasys, Inc. (Nasdaq: CATS), where he served as President and Chief Operating Officer from July 2008 to December 2019, and as a member of its board of directors from November 2003 to July 2019. Prior to Catasys, Inc., Mr. Anderson served as Senior Executive Vice President of Hythiam, Inc., a predecessor company of Catasys, Inc., from 2005 to 2008. From 1999 to 2005, he also served as Chief Financial Officer and Secretary of Clearant, Inc., a biotechnology company. Prior to Clearant, from 1999 to 2001, he served as the Chief Financial Officer and Managing Director of Intellect Capital Group, a venture consulting firm. Earlier in his career, Mr. Anderson was a Senior Manager/Director for Price Waterhouse Cooper. Mr. Anderson holds a B.A. in Business Economics from the University of California at Santa Barbara.

Yoav Shaked has served as the Chairman of our Board of Directors since July 5, 2018. Since 2011, Mr. Shaked has served as a partner at Sequoia Capital, a leading global venture capital firm. In 2005, he co-founded Medpoint Ltd., a private medical device distribution company offering a wide range of medical products. Previously, he founded and served as Chief Executive Officer of Y-Med Inc. from May 2004 through November 2009, until its sale to C.R. Bard, Inc. After the sale of Y-Med Inc., Mr. Shaked served as the director of research at ThermopeutiX, a developer of innovative products for strokes and peripheral artery disease. Mr. Shaked currently serves on the board of directors of several biotechnology companies, including Endospan, Vibrant Gastro, B-Lite (G&G Biotechnology) and Orasis Pharmaceuticals, the latter of which he serves as Chairman of the Board. Mr. Shaked has a B.A. in biology from The Hebrew University of Jerusalem. The Company believes that Mr. Shaked is qualified to serve as Chairman of the Board because of his extensive experience both in biotechnology companies and in the venture capital realm.

Hila Karah has been a director of our company since November 23, 2014. Ms. Karah is an independent business consultant and an investor in several high-tech, biotech and internet companies. From 2006 to 2013, she served as a partner and Chief Investment Officer of Eurotrust Ltd., a family office. From 2002 to 2005, she served as a research analyst at Perceptive Life Sciences Ltd., a New York-based hedge fund. Prior to that, Ms. Karah served as research analyst at Oracle Partners Ltd., a health care-focused hedge fund. Ms. Karah has served as a director in several private and public companies including Intec Pharma, since 2009 and Cyren Ltd since 2008. Ms. Karah holds a B.A. in Molecular and Cell Biology from the University of California, Berkeley, and studied at the University of California, Berkeley-University of California, San Francisco Joint Medical Program. We believe Ms. Karah is qualified to serve on our Board of Directors because of her experience as an investor in and advisor to high-tech, biotech and internet companies.

Dennis Matheis has been a director of our company since July 2, 2020. Mr. Matheis spent nearly 30 years in various senior leadership roles in health insurance and healthcare. Since October 2017, he has served as the President and Chief Executive Officer of Optima Health, Inc. and the Executive Vice President of Sentara Healthcare Plans, Inc. Optima Health is the health plan division of Sentara Healthcare, provides health plan services and serves more than 500,000 members and consists of over 30,000 providers. Prior to joining Optima Health, he spent 13 years in leadership roles at Anthem, Inc. He served as President of Anthem's Central Region and Exchanges encompassing six states and representing $12 billion in annual revenue. Mr. Matheis also served in senior leadership roles at Anthem Blue Cross and Blue Shield of Missouri, CIGNA Healthcare and Humana Health Plan, as well as Advocate Health Care in Chicago. Mr. Matheis has a B.S. in Accounting from the University of Kentucky and practiced as a Certified Public Accountant before entering the healthcare industry. We believe Mr. Matheis is qualified to serve on our Board of Directors because of his experience as a healthcare plans professional.

Dennis M. McGrath has been a director of our company since November 12, 2013. Mr. McGrath is a seasoned medical device industry executive with extensive public company leadership experience possessing a broad range of skills in corporate finance, business development, corporate strategy, operations and administration. After an 18-year career at PhotoMedex, Inc. (Nasdaq: PHMD), he recently joined PAVmed, Inc (Nasdaq: PAVM, PAVMW) as its Executive Vice President and Chief Financial Officer. Previously, from 2000 to 2017 Mr. McGrath served in several senior level positions of PhotoMedex, Inc. (Nasdaq: PHMD), a global manufacturer and distributor of medical device equipment and services, including from 2011 to 2017 as director, President, and Chief Financial Officer. Prior to PhotoMedex’s reverse merger with Radiancy, Inc. in December 2011, he also served as Chief Executive Officer from 2009 to 2011 and served as Vice President of Finance and Chief Financial Officer from 2000 to 2009. He received honors as a P.A.C.T. (Philadelphia Alliance for Capital and Technology) finalist for the 2011 Investment Deal of the Year, award winner for the SmartCEO Magazine 2012 CEO of the Year for Turnaround Company, and finalist for the Ernst & Young 2013 Entrepreneur of the Year. He has extensive experience in mergers and acquisitions, both domestically and internationally, and particularly involving public company acquisitions, including Surgical Laser Technologies, Inc, (formerly, Nasdaq: SLTI), ProCyte Corporation (formerly, Nasdaq: PRCY), LCA Vision, Inc. (formerly, Nasdaq: LCAV) and Think New Ideas, Inc. (formerly, Nasdaq: THNK). Prior to PhotoMedex, he served in several senior level positions of AnswerThink Consulting Group, Inc. (then, Nasdaq: ANSR, now, The Hackett Group, Nasdaq: HCKT), a business consulting and technology integration company, including from 1999 to 2000 as Chief Operating Officer of the Internet Practice, the largest division of AnswerThink Consulting Group, Inc., while concurrently during the merger of the companies, serving as the acting Chief Financial Officer of Think New Ideas, Inc. (then, Nasdaq: THNK, now, Nasdaq: HCKT), an interactive marketing services and business solutions company. Mr. McGrath also served from 1996 until 1999 as Chief Financial Officer, Executive Vice President and director of TriSpan, Inc., an internet commerce solutions and technology consulting company, which was acquired by AnswerThink Consulting Group, Inc. in 1999. During his tenure at Arthur Andersen & Co., where he began his career, he became a Certified Public Accountant in 1981 and he holds a B.S., maxima cum laude, in accounting from LaSalle University. In addition to serving as a director of PhotoMedex, he serves as the audit chair and a director of several medical device companies, including Noninvasive Medical Technologies, Inc. and Cagent Vascular, LLC, and as an advisor to the board of an orphan drug company, Palvella Therapeutics, LLC. Formerly from 2007 to 2009, Mr. McGrath served as a director of Embrella Cardiovascular, Inc. (sold to Edwards Lifesciences Corporation, NYSE: EW). He also serves on the Board of Trustees for Manor College and the Board of Visitors for Taylor University. We believe Mr. McGrath is qualified to serve on our Board of Directors because of his accounting expertise and his experiences serving as an officer and director of public and private companies.

Adam Stern has been a director of our company since March 1, 2020. Mr. Stern is the CEO of SternAegis Ventures and has been the Head of Private Equity Banking at Aegis Capital Corp since 2012. Prior to SternAegis, from 1997 to 2012, he was Senior Managing Director at Spencer Trask Ventures, Inc., where he managed the structured finance group focusing primarily on technology and life science companies. From 1989 to 1997, Mr. Stern was at Josephthal & Co., Inc., Members of the New York Stock Exchange, where he served as Head of Private Equity and Managing Director. He has been a FINRA licensed securities broker since 1987 and a Registered General Securities Principal since 1991. Mr. Stern has been a founding investor in numerous private and public companies and currently serves as a Director of, Matinas BioPharma Holdings, Inc. (NYSE: MTNB), Organovo Holdings, Inc. (NYSE: ONVO) Aerami Therapeutics, Inc. and HydroFarm Holdings, Inc. Mr. Stern graduated from the Lear School, Miami Florida in 1982 and The University of South Florida in 1987. We believe Mr. Stern is qualified to serve on our Board of Directors because of his business expertise and experience with life sciences companies.

Prof. Richard B. Stone has been a director of our company since July 7, 2014. For more than twenty-five years, Prof. Stone has been active participant in early stage business enterprises as a director or investor, including technology and biotechnology companies. He currently serves on the board of directors of multiple technology companies, including Powermat, Espro-Accoustiguide Group, Wellsense Technologies, NanoX Imaging Plc, Illumigyn Ltd, Cardiologic Innovations, Quality Inflow Ltd., and Check-Cap. Since 1974, Prof. Stone has been a member of the faculty of Columbia Law School, where he held the Wilbur Friedman Chair in Tax Law for twenty years. In addition to basic and advanced tax courses, Prof. Stone has taught in the areas of contracts, business planning and real estate planning. Among other not-for-profit organizations he has been associated with, from 2011 to 2013, Prof. Stone served as Chairman of the Conference of Presidents of Major American Jewish Organizations. Prof. Stone began his career in 1967 in private practice in Washington, D.C, and thereafter joined the staff of the Solicitor General of the United States, where from 1969 to 1973 he was Assistant to the Solicitor General. He is a graduate of Harvard College and Harvard Law School. We believe Prof. Stone is qualified to serve on our Board of Directors because of his legal expertise and experience with life sciences companies.

Under the terms of the securities purchase agreement relating to our September 2014 private placement transaction, for so long as David Edery or his controlled affiliates held 25%, 15% and 10% of the outstanding shares of our common stock, Mr. Edery had the right to nominate, respectively, three, two or one member of our seven-member Board. Mr. Edery has waived his director nomination rights effective February 28, 2016. Ms. Karah was appointed to our Board as nominees of Mr. Edery.

In addition, pursuant to the terms of the placement agency agreement between us and Aegis Capital Corp. (“Aegis”), dated October 22, 2019, we granted Aegis the right to nominate an individual to the Board for a period of three years, which resulted in the appointment of Mr. Stern to serve on our Board.

Except for the foregoing, there are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions.

Except as set forth herein, none of our directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws. Additionally, none of our directors or executive officers have been involved in any material proceedings to which such director or executive officer was a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Required Vote

The election of each of the Director Nominees requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote in the election of directors at the Meeting. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the election of directors. Broker non-votes will not affect the outcome of the vote on this matter.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

INCENTIVE PLAN PROPOSAL

On September 2, 2020, the Board, upon the recommendation of the Board’s Compensation Committee (the “Compensation Committee”), unanimously approved to adopt the 2020 Equity Incentive Plan, subject to stockholder approval.

The following is a brief description of the 2020 Equity Incentive Plan. The full text of the 2020 Equity Incentive Plan is attached as Appendix A to this proxy statement, and the following description is qualified in its entirety by reference to this Appendix.

Description of the 2020 Equity Incentive Plan

Shares Subject to the 2020 Equity Incentive Plan. If the proposal for adopting the 2020 Equity Incentive Plan is approved, then the maximum number of shares of Common Stock reserved for grant of awards under the 2020 Equity Incentive Plan, shall be computed as follows: (i) an initial amount of 900,000 shares of Common Stock and (ii) for each of the calendar years ending on December 31, 2021, December 31, 2022 and December 31, 2023, such amount shall be increased by an additional number of shares of Common Stock equal to six percent (6%) of the number of shares of Common Stock issued and outstanding on a Fully Diluted Basis on the immediately preceding December 31. For purposes of the 2020 Equity Incentive Plan, the term “Fully Diluted Basis” means all issued and outstanding share capital (where options shall be deemed outstanding share capital until exercised) and all rights to acquire share capital including, without limitation, all securities convertible or exercisable into shares of Common Stock being deemed so converted and exercised, the conversion of any convertible stockholder loans into share capital, with all outstanding warrants, options or any other right granted by the Company to receive shares of the Company’s share capital being deemed exercised in full.  As of December 31, 2019, the Company had 9,140,338 shares of Common Stock issued and outstanding on a Fully Diluted Basis . The foregoing notwithstanding, the maximum number of shares that may be subject to incentive stock options (“ISOs”) granted under the 2020 Equity Incentive Plan shall be 2,000,000, subject to adjustment as provided in the 2020 Equity Incentive Plan. The total amount of Common Stock that may be granted under the 2020 Equity Incentive Plan to any single person in any calendar year may not exceed in the aggregate 1,000,000 shares. To the extent that an award granted under the 2020 Equity Incentive Plan lapses or is forfeited, the shares subject to such award will again become available for grant under the terms of the 2020 Equity Incentive Plan.

Purpose and Eligible Individuals. The purpose of the 2020 Equity Incentive Plan is to retain the services of valued key employees, directors and consultants of ours and its affiliates, thereby strengthening their incentive to achieve the objectives of our stockholders, to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Compensation Committee. In addition, we intend to use part of the increased number of shares available under the 2020 Equity Incentive Plan to issue awards to board members, employees, consultants, advisors and service providers in lieu of cash payments that are, or may be, owed, as a way to preserve our cash. Finally, we believe we will need to issue equity incentive to potential new employees in the coming fiscal years as we ramp up our Business-to-Business-to-Consumer go-to market strategy. Under the 2020 Equity Incentive Plan, awards may be granted to our officers, directors, employees and consultants or to our affiliates (each, a “Participant”).

Administration. The Board has the authority to administer the 2020 Equity Incentive Plan or may delegate administration of the 2020 Equity Incentive Plan to a committee of not less than two outside members of the Board, and/or not less than two (2) non-employee directors, in accordance with Rule 16b-3 promulgated under the Exchange Act or the rules of the applicable trading market on which the Common Stock is then traded. Our Board has delegated its administrative powers to administer the 2020 Equity Incentive Plan to our Compensation Committee. As such, our Compensation Committee has the power, among other things, to (a) determine terms and conditions of any option or stock right granted, including the exercise price and the vesting schedule, (b) select persons who are to receive options, (c) interpret the 2020 Equity Incentive Plan and prescribe rules and regulations for its administration and (d) delegate to a subcommittee any of the administrative powers the Compensation Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the 2020 Equity Incentive Plan, as may be adopted from time to time by the Board.

Stock Options. The Compensation Committee may grant ISOs, nonqualified stock options or options under Section 102 or 3(i) of the Israeli Tax Ordinance (New Version) 1961 (“OTI”) (collectively referred to as “Options”). The Compensation Committee determines the number of shares of Common Stock subject to each Option, provided that the aggregate fair market value of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year shall not exceed $100,000. The Compensation Committee determines the exercise price of an Option, its duration and the manner and time of exercise. However, in no event shall an Option be exercisable more than ten years following the grant date thereof. A ten percent stockholder of the Company shall not be granted an ISO unless the exercise price of such ISO is at least 110% of the fair market value of the Common Stock at the date of grant and such ISO is not exercisable after the expiration of five years from the date of grant. ISOs may be issued only to employees of the Company or of a corporate subsidiary of ours, and the exercise price must be at least equal to the fair market value of the Common Stock as of the date the Option is granted.

The Compensation Committee, in its discretion, may provide the vesting terms of any Option. The vesting of one or more outstanding Options may be accelerated by the Board at such times and in such amounts as it shall determine in its sole discretion.

The exercise price of an Option may be paid in any form or method authorized by the Board and permitted by the option agreement and 2020 Equity Incentive Plan.

ISOs granted under the 2020 Equity Incentive Plan and the rights and privileges conferred by the 2020 Equity Incentive Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution. Nonqualified stock options shall be not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution or as otherwise provided in the option agreement.

Restricted Stock. The Compensation Committee may award shares of Common Stock to a Participant subject to such conditions and restrictions as the Compensation Committee may determine. Restrictions could include conditions that require the Participant to forfeit the shares in the event that the Participant ceases to provide services to us or any of our affiliates thereof before a stated time.

The period of restriction, the number of shares of restricted stock granted, the purchase price, if any, and such other conditions and/or restrictions as the Compensation Committee may establish will be set forth in an award agreement.

After all conditions and restrictions applicable to restricted shares have been satisfied or have lapsed, shares of restricted stock will become freely transferable, as determined by the Compensation Committee and stated in the award agreement.

The Compensation Committee may make a stock award without any restrictions.

Effect of Certain Corporate Transactions. If a recapitalization or similar transaction occurs that does not alter the existing proportionate ownership of the Common Stock, appropriate adjustments shall be made in the exercise price, the purchase price, if any, and number of outstanding awards. In the case of a change of control (as defined in the 2020 Equity Incentive Plan), such as a merger, acquisitive transaction, reorganization, liquidation or other transaction (a “Major Transaction”) that does alter such proportionate ownership, vested awards generally may be exercised before such transaction and persons owning Common Stock as a result of awards made under the 2020 Equity Incentive Plan will participate on the same basis as other owners of Common Stock. Alternatively, the Board may determine in the case of a Major Transaction that awards will continue in effect on a basis similar to that in effect prior to such Major Transaction, including with respect to vesting, except that such rights shall apply with respect to the surviving entity or shall be assumed by the surviving or acquiring corporation (in accordance, as applicable, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 424 of the Code). The Board may, in its discretion, accelerate vesting in whole or in part in connection with a Major Transaction. The 2020 Equity Incentive Plan also provides that Awards may be liquidated for a cash payment.

Further Amendments to the 2020 Equity Incentive Plan. The Board or the Compensation Committee may, at any time, modify, amend or terminate the 2020 Equity Incentive Plan or modify or amend awards granted under the 2020 Equity Incentive Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable laws. However, the Board or the Compensation Committee may not, without approval of our stockholders: (1) increase the total number of shares covered by the 2020 Equity Incentive Plan, except by adjustments upon certain changes in capitalization; (2) change the aggregate number of shares of Common Stock that may be issued to any single person; (3) change the class of persons eligible to receive awards under the 2020 Equity Incentive Plan; or (4) make other changes in the 2020 Equity Incentive Plan that require stockholder approval under applicable law (including any rules of any applicable stock exchange or stock quotation system of which our shares of Common Stock are traded). Except as otherwise provided in the 2020 Equity Incentive Plan or an Award agreement, no amendment will adversely affect outstanding awards without the consent of the participant. Any termination of the 2020 Equity Incentive Plan will not terminate awards then outstanding, without the consent of the participant.

Term of the 2020 Equity Incentive Plan. Unless sooner terminated by the Board, the 2020 Equity Incentive Plan will terminate on the day prior to the tenth anniversary of its adoption by the Board, or September 2, 2030. No award may be granted after such termination or during any suspension of the 2020 Equity Incentive Plan.

U.S. Tax Treatment. The following description of the federal income tax consequences of awards is general and does not purport to be complete.

Incentive Stock Options

Generally, a participant incurs no federal income tax liability on either the grant or the exercise of an ISO, although a participant will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the shares subject to the Option over the exercise price. Provided that the shares are held for at least one year after the date of exercise of the Option and at least two years after its date of grant, any gain realized on a subsequent sale of the shares will be taxed as long-term capital gain. If the shares are disposed of within a shorter period of time, the participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the shares on the date of exercise (or the sale price of the shares sold, if less) over the exercise price. We receive no tax deduction on the grant or exercise of an ISO, but we may be entitled to a tax deduction if the participant recognizes ordinary compensation income on account of a premature disposition of shares acquired on exercise of an ISO, in the same amount and at the same time as the participant recognizes income.

Nonqualified Stock Options

A participant realizes no taxable income when a nonqualified stock option is granted. Instead, the difference between the fair market value of the shares acquired pursuant to the exercise of the Option and the exercise price paid is taxed as ordinary compensation income (subject to employment taxes and withholding) when the Option is exercised. The difference is measured and taxed as of the date of exercise, if the shares are not subject to a “substantial risk of forfeiture,” or as of the date or dates on which the risk terminates in other cases. A participant may elect (as described under Restricted Stock below) to be taxed on the difference between the exercise price and the fair market value of the shares on the date of exercise, even though some or all of the shares acquired are subject to a substantial risk of forfeiture. Once ordinary compensation income is recognized, gain on the subsequent sale of the shares is taxed as short-term or long-term capital gain, depending on the holding period after exercise. An additional 3.8% Medicare tax may be due with respect to net investment income, including capital gains from the disposition of shares, to the extent total adjusted income exceeds applicable thresholds.

We receive no tax deduction on the grant of a nonqualified stock option, but may be entitled to a tax deduction when a participant recognizes ordinary compensation income on or after exercise of the Option, subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code, in the same amount as the income recognized by the participant.

Stock Grants

With respect to stock grants under our 2020 Equity Incentive Plan that are made without any restrictions, a participant generally recognizes ordinary compensation income equal to the excess of the fair market value of the shares received over the amount paid (if any). We generally will be entitled to a deduction in an amount equal to the ordinary compensation income recognized by a participant, subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code.

When the stock is subsequently sold, the participant generally will recognize capital gain or loss (short-term or long-term, as applicable) equal to the difference between the amount realized upon the sale of the shares and his or her tax basis (generally the amount paid plus any ordinary compensation income recognized). An additional 3.8% Medicare tax may be due with respect to net investment income, including capital gains from the disposition of shares, to the extent total adjusted income exceeds applicable thresholds.

Restricted Stock

If stock is awarded subject to restrictions, a participant generally will not recognize income at the time of the award, but will instead recognize ordinary compensation income equal to the excess of the fair market value of the shares received over the amount paid (if any) when restrictions on transferability or that otherwise constitute a substantial risk of forfeiture lapse.

A participant may elect to be taxed at the time of the receipt of the shares, rather than upon the lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares, the participant would not be entitled to any tax deduction for the amount of previously recognized ordinary compensation income (he or she will be entitled to a capital loss for the amount paid (if any) for the shares). The participant must file a so-called Section 83(b) election with the Internal Revenue Service within 30 days of the receipt of the shares.

We generally will be entitled to a deduction at the time, subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code, and in an amount equal to, the ordinary compensation income is recognized by the participant.

When the stock is subsequently sold, the participant generally will recognize capital gain or loss (short-term or long-term, as applicable) equal to the difference between the amount realized upon the sale of the shares and his or her tax basis (generally the amount paid plus any ordinary compensation income recognized). An additional 3.8% Medicare tax may be due with respect to net investment income, including capital gains from the disposition of shares, to the extent total adjusted income exceeds applicable thresholds.

Dividends

A participant will generally not receive the benefit of dividends prior to the exercise of an option. Unless an election under Section 83(b) of the Code has been made, the full amount of dividends or other distributions of property made with respect to stock awards before the lapse of any applicable restrictions (Restricted Stock) will constitute ordinary compensation income, and we are generally entitled to a deduction, subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code, at the same time and in the same amount as the income is realized by the participant.

Section 162(m) of the Code

Historically, and as a result of Section 162(m) of the Code, the Company’s deduction for certain equity awards was limited to the extent that the Chief Executive Officer and the three other most highly compensated executive officers, but not including our principal financial officer received compensation in excess of $1 million a year (other than performance-based compensation that otherwise met the requirements of Section 162(m) of the Code). In the case of options, the performance-based exception was satisfied if, in addition to other requirements, the plan under which the options are granted was approved by stockholders, the grants were made by a committee of outside directors and the amount of compensation a person can receive was based solely on an increase in the value of the stock after grant.

The Tax Cuts and Jobs Act of 2017 (the “TCJA”) modified the group of individuals to whom payments of compensation in excess of $1,000,000 paid in any year is not deductible to generally include to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers, and provided that each person covered by Section 162(m) of the Code for a particular year after 2016 will remain subject to this limit in subsequent years, even if not included in that group for the year. It also eliminated after 2017 the performance-based compensation exception, which may have applied to one or more of our outstanding options or other forms of equity award. As a result, it is expected that certain of our compensation arrangements will result in non-deductible compensation when the total exceeds $1,000,000, except certain historical awards that meet transition rules for continued deductibility under the TCJA.

Nevertheless, the deductibility of compensation is but one of the critical factors in the design and implementation of any compensation arrangement, and the Compensation Committee and our Board reserve the right to pay nondeductible compensation when appropriate.

Israeli Tax Treatment. The following is a summary of the Israeli income tax consequences of certain transactions under the 2020 Equity Incentive Plan with regard to the granting of awards to Israeli participants. It is general and does not purport to be comprehensive.

Generally, the 2020 Equity Incentive Plan provides for the granting of awards to employees, directors and consultants under either Section 102 or Section 3(i) of the ITO. The awards granted under the 2020 Equity Incentive Plan to employees and officeholders, who are not controlling shareholders (as defined in the ITO) are subject to the “capital gains tax route” under Section 102 of the ITO (the “Capital Gains Tax Route”), and the awards granted to participants in the 2020 Equity Incentive Plan who do not qualify to receive awards under the Capital Gains Tax Route, including consultants, service providers and controlling shareholders, are subject to Section 3(i) of the ITO.

The Capital Gains Tax Route generally provides for a reduced tax rate of 25% on gains realized upon the sale of the award’s underlying shares, subject to the fulfillment of certain procedures and conditions including the deposit of such awards (or shares issued upon their exercise or shares in case restricted stock was granted) for a requisite period of time with a trustee approved by the Israeli Tax Authority (currently, 24 months from the date of grant). Notwithstanding the above, in any event where the exercise price of the underlying shares subject to the awards is less than the fair market value of the underlying shares at the time of grant of the awards (calculated as the average value of a company's shares on the 30 trading days preceding the date of grant), such amount will be deemed ordinary income of the award holder, taxed at the applicable marginal tax rate (up to 50% in 2016) together with health insurance and social security insurance payments, on the date of sale of the underlying shares and/or the date of the release of such underlying shares from trust. In the event the requirements of Section 102 of the ITO for the allocation of awards according to the Capital Gains Tax Route are not met, the benefit attributed to the award holder as a result of the grant of such awards will be taxed as ordinary work income at applicable marginal income tax rates (together with health insurance and social security insurance payments). For as long as the restricted stock or the shares issued upon exercise of awards are registered in the name of the trustee, the voting rights with respect to such shares will remain with the trustee. Under the Capital Gains Tax Route, a company, or its Israeli subsidiary, as the case may be, is generally not entitled to recognize a deduction for Israeli tax purposes on the gain recognized by the award holder upon sale of the shares underlying the awards (except for such amount that will be deemed ordinary income of the award holder as explained above). Our Israeli subsidiary will be required to withhold applicable tax (and social security and national health insurance charges, if applicable) at source on behalf of the award holder and may be required to pay social security and national health insurance charges.

Generally, with respect to a holder of an award under Section 3(i) of the ITO that is not registered for trade, the taxable event shall take place on the date of exercise of the award into shares, and the income will be classified as regular employment or work income subject to marginal tax rates (if the participant is an individual) or corporate tax rates (if the participant is a corporation).

New 2020 Equity Incentive Plan Benefits

In addition to the 2020 Equity Incentive Plan, we also maintain the Amended and Restated 2012 Equity Incentive Plan, or the 2012 Plan. Under the 2012 Plan, Awards may be granted to our officers, directors, employees and consultants or the officers, directors, employees and consultants of our subsidiary. Pursuant to the 2012 Plan, the total number of shares of Common Stock authorized for issuance thereunder may not exceed 1,968,650. As of August 31, 2020, 196,424 shares of our common stock were still available for future grant under the 2012 Plan. We may issue awards under the 2012 Plan up to the amount available under the 2012 Plan.

If the adoption of the 2020 Equity Incentive Plan is approved by our stockholders, the number of awards that will be received by or allocated to our employees, directors and consultants is not determinable at this time. For information regarding awards made to our named executive officers under the 2012 Plan outstanding as of December 31, 2019, see “Outstanding Equity Awards at Fiscal Year-End.” For information regarding awards made to our directors under the 2012 Equity Incentive Plan outstanding as of December 31, 2019, and for a description of our compensation program for directors, see “Non-Employee Director Remuneration Policy.”

The following table provides information as of December 31, 2019, with respect to options outstanding under the Company’s 2012 Plan and the Company’s other equity compensation arrangements.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	145,155	$54.03	146,180
Equity compensation plans not approved by security holders *	607	$2,522.91	-
Equity compensation plans not approved by security holders **	213	$2,502.00	-
Equity compensation plans not approved by security holders ***	1,966	$115.20	-
Equity compensation plans not approved by security holders ****	139	$140.40	-
Total	148,080	$68.56	146,180

*	In March 2013, our Board adopted a non-employee director’s remuneration policy.

**	On May 2014, our Board approved the grant of non-plan options to the Company’s Scientific Advisory Board (“SAB”). These options have an exercise price of $2,502.00 vest in 4 quarterly installments in arrears, have a cashless exercise feature and a ten-year term.

***	In September 2015, our Board approved the grant of non-plan options to our Board members and members of our SAB. These options have an exercise price of $115.20 per share, one-third vesting immediately and the balance vest over 8 quarterly installments, have a cashless exercise feature and a six-year term.

****	In December 2015, our Board approved the grant of non-plan options to a member of the SAB. The options to the SAB member have an exercise price of $140.40 per share, and vest over a three-year period. One third vest after one year and the balance vest over 8 quarterly installments after the first anniversary; these options have a cashless exercise feature and a six-year term.

Required Vote

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented in person or by proxy and entitled to vote is required for approval of the Incentive Plan Proposal. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Incentive Plan Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 3

SAY-ON-PAY PROPOSAL

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) and related rules of the Securities and Exchange Commission (the “SEC”), we are including a separate proposal subject to stockholder vote to approve, on a non-binding, advisory basis, the compensation of those of our executive officers listed in the Summary Compensation Table appearing elsewhere in this proxy statement, or our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.  To learn more about our executive compensation, see “Corporate Governance” elsewhere in this proxy statement.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.  To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the compensation committee of our Board, or the Compensation Committee, will evaluate whether any actions are necessary to address the concerns of stockholders.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement, including the compensation tables and the other narrative compensation disclosures.”

Required Vote

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented in person or by proxy and entitled to vote is required for approval of the Say on Pay Proposal. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Incentive Plan Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

The opportunity to vote on this Proposal 3 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal 3 is not binding upon us and serves only as a recommendation to our Board.  Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE SAY ON PAY PROPOSAL.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020

On August 31, 2020, the Audit Committee of the Board appointed the firm of Kost Forer Gabbay & Kasierer to serve as our independent auditors for our fiscal year ending December 31, 2020. Stockholders will be asked to ratify the Auditor to serve as our independent auditors. The Board’s Audit Committee (the “Audit Committee”) is directly responsible for appointing our independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote but will consider these voting results when selecting the Company’s independent auditor for fiscal year 2021. The Auditor has been our auditor since June 22, 2012. A representative of the Auditor is not expected to be present at the Meeting.

The following table sets forth fees billed to us by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered public accounting firm, during the fiscal years ended December 31, 2019 and December 31, 2018 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services by our independent registered public accounting firms that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees; (iii) services rendered in connection with tax compliance, tax advice and tax planning; and (iv) all other fees for services rendered.

	December 31, 2019	December 31, 2018
Audit Fees	$96,000	$86,000
Audited Related Fees	$-	$-
Tax Fees (1)	$9,000	$9,000
All Other Fees (2)	$44,000	$15,000
Total	$149,000	$110,000

(1)	Consists of fees relating to our tax compliance and tax planning.

(2)	Consists of fees relating to our private placements and public offering.

Audit Committee Policies

The Audit Committee of our Board is solely responsible for the approval in advance of all audit and permitted non-audit services to be provided by the independent auditors (including the fees and other terms thereof), subject to the de minimis exceptions for non-audit services provided by Section 10A(i)(1)(B) of the Exchange Act, which services are subsequently approved by the Board prior to the completion of the audit. None of the fees listed above are for services rendered pursuant to such de minimus exceptions. The audit, tax and non-audit services provided by the Auditor in 2018 and 2019 set forth above were pre-approved by our Audit Committee.

Required Vote

The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote is required to ratify the Auditor as our independent registered public accounting firm for the year ending December 31, 2020. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the ratification of our independent public accountants. There are no broker non-votes on this matter since it is a “routine” matter.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE Ratification of the appointment by the Audit Committee of the Board of the Auditor as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

CORPORATE GOVERNANCE

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board determined that Prof. Stone, Messrs. Shaked, Matheis, McGrath and Ms. Karah are “independent directors” as defined in the Nasdaq Listing Rules and Rule 10A-3 promulgated under the Exchange Act.

Meetings of the Board

Our Board met in telephonically 9 times during the fiscal year ended December 31, 2019 and also acted by unanimous written consent on 4 occasions. Each member of our then current Board was present for at least 75% percent or more of the Board meetings held.

Board Committees

Our Board has established three standing committees: Audit, Compensation, and Nomination and Corporate Governance.

Audit Committee

Our Audit Committee is comprised of Messrs. McGrath and Shaked and Prof. Stone, each of whom is an independent director. Mr. McGrath is the Chairman of the Audit Committee. Mr. McGrath is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually) and performs several functions. The Audit Committee charter is available on our website at www.mydario.com under the Investors / Governance section. The Audit Committee:

•   evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engage such independent auditor;

•   approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approve in advance any non-audit service to be provided by our independent auditor;

•   monitors the independence of our independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•   reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and our independent auditor the results of the annual audit and reviews of our quarterly financial statements; and

•   oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board.

The Audit Committee met telephonically on 4 occasions during the fiscal year ended December 31, 2019 and also acted by unanimous written consent on 3 occasions. Each of the members of the Audit Committee attended 67% of the meetings held by the Audit Committee during the time each director served as a member of the committee.

Compensation Committee

Our Compensation Committee is comprised of Messrs. McGrath and Shaked and Ms. Karah. Mr. McGrath is the Chairman of the Compensation Committee.

The Compensation Committee reviews or recommends the compensation arrangements for our management and employees and also assists our Board in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually) and performs several functions. The Compensation Committee charter is available on our website at www.mydario.com under the Investors /Governance section.

The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation.

The Compensation Committee did not meet telephonically during the fiscal year ended December 31, 2019 and acted by unanimous written consent on 9 occasions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently comprised of Prof. Stone and Messrs. Kamer and Shaked. Prof. Stone is the Chairman of the Nominating and Corporate Governance Committee.

Under the terms of the securities purchase agreement relating to our January 2017 Private Placement, our lead investor in the offering, OurCrowd Digital Health L.P., was given the right to appoint two members to our Board for so long as the investor holds 13% and 5% of our outstanding shares of our common stock. We further agreed to permit such designees to serve on our Nominating and Corporate Governance Committee. Mr. Kamer was appointed to our Board as a nominee of OurCrowd. Such investor currently has the right to appoint one director to our Board.

The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board for consideration. This committee also has the authority to oversee the hiring of potential executive positions in our company. The Nominating and Corporate Governance Committee operates under a written charter, which will be reviewed and evaluated at least annually.

For the fiscal year ended December 31, 2019, we did not pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential nominees for our Board. We have not received any recommendations from stockholders for Board nominees. All of the nominees for election at the Meeting are current members of our Board.

The Nominating and Corporate Governance Committee will review a reasonable number of candidates for director recommended by a stockholders who satisfy the notice, information and consent provisions set forth in the Company’s Bylaws. The Board will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. A stockholder wishing to formally nominate an individual for election to the Board must do so by following the procedures described in the Company’s Bylaws. There has been no change to the procedures by which stockholders may recommend nominees to our Board. For information concerning stockholder proposals, see “Stockholder Proposals” below in this Proxy Statement.

The Board believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Nomination and Corporate Governance Committee evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, financial literacy, risk management skills, and, for incumbent directors, his or her past performance.

The Nomination and Corporate Governance Committee acted by unanimous written consent on 1 occasion during the fiscal year ended December 31, 2019.

Each of the nominees for election at this Meeting was recommended to the Board by the Nominating and Corporate Governance Committee.

Board Leadership Structure and Role in Risk Oversight

Our Board’s, including our Audit and Compensation Committees’, as appropriate, role in risk oversight includes risk analysis and assessment in connection with each financial and business review, update and decision-making proposal and is an integral part of all Board deliberations. Each of our Board committees is focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. The Audit Committee is responsible for overseeing the management of financial and accounting risks. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. While each Committee is responsible for the evaluation and management of such risks, the entire Board is regularly informed through Committee reports. The Board incorporates the insight provided by these reports into its overall risk management analysis.

The Board’s role in our risk oversight is consistent with our leadership structure, with our Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board providing oversight in connection with those efforts.

Code of Ethics

On March 5, 2013, our Board adopted a Code of Business Conduct and Ethics which is available on our internet website at https://dariohealth.investorroom.com/CorporateGovernance.

Procedures for Contacting Directors

The Board has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board generally or a specific director at any time by writing to: DarioHealth Corp., at 8 HaTokhen Street, Caesarea Industrial Park 3088900, Israel, Attention: Zvi Ben David. We review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board generally, to the Chairman of the Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Board.

Attendance at Special and Annual Stockholder Meetings

We encourage our directors to attend our special and annual stockholders meetings. Mr. Erez Raphael, our Chief Executive Officer and Zvi Ben David, our Chief Financial Officer, Secretary and Treasurer, attended our last annual stockholder meeting.

Executive Compensation

The following table summarizes compensation of our named executive officers, as of December 31, 2019 and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)*		Bonus ($)		Stock Awards			Option Awards ($)**	Non-equity incentive plan compensation	Non-qualified incentive plan compensation	All Other Compensation ($)		Total ($)
Erez Raphael	2019	$249,094	(1)	$361,164	(2)	$660,819	(3)	$				$111,120	(4)	$1,382,197
(Chief Executive Officer)	2018	$204,762	(1)	$120,336	(2)	$1,320,931	(3)	$				$94,098	(4)	$1,740,127

Zvi Ben David	2019	$133,172	(5)			$120,294	(6)	$				$42,128	(7)	$295,594
(Chief Financial Officer)	2018	$131,610	(5)			$387,649	(6)	$				$41,328	(7)	$560,587

Dror Bacher	2019	$153,759	(8)	$28,882	(9)	$67,929	(10)	$				$66,796	(11)	$317,366
(Chief Operating Officer)	2018	$139,060	(8)	$26,203	(9)	$382,231	(10)	$				$60,955	(11)	$608,449

Olivier Jarry	2019	$132,000	(13)			$120,000	(14)	$				$28,945	(16)	$280,945
(Former President and Chief Commercial Officer) (12)	2018	$43,577	(13)			$63,885	(14)		$62,400	(15)		$8,060	(16)	$177,922

*	Certain compensation paid by the company is denominated in New Israeli Shekel (or the NIS). Such compensation is calculated for purposes of this table based on the annual average currency exchange for such period.

**	Amount shown does not reflect dollar amount actually received. Instead, this amount reflects the aggregate grant date fair value of each stock option granted in the fiscal years ended December 31, 2019 and December 31, 2018, computed in accordance with the provisions of ASC 718 “Compensation-Stock Compensation,” or ASC 718. Assumptions used in accordance with ASC 718 are included in Note 9 to our consolidated financial statements included in this Annual Report.

(1)	In accordance with his second amendment to the employment agreement with our company effective August 11, 2013, Mr. Raphael was entitled to a monthly salary of NIS 44,000, commencing April 1, 2016, his monthly salary was increased to NIS 80,000 (approximately $22,497 per month). On June 1, 2018, his monthly salary was increased to NIS 134,167 (approximately $37,730). During 2018 and 2019, Mr. Raphael agreed to a waiver of 45% of his cash salary according to our salary program (see further details in “Employment and Related Agreements” below).

(2)	In June 2018, Mr. Raphael was paid a bonus of $120,336 for his performance during 2017. On June 2019, Mr. Raphael was paid a bonus of $110,006 for his performance during 2018 and on December 2019 Mr. Raphael was paid a bonus of $251,157 for the successful completion of the December 2019 Private Placement.

(3)

On January 4, 2018, Mr. Raphael was granted 1,272 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from January to March 2018. On April 23, 2018, Mr. Raphael was granted 1,277 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from April to June 2018. On July 9, 2018, Mr. Raphael was granted 2,497 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from July to September 2018. On October 3, 2018, Mr. Raphael was granted 3,221 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from October to December 2018. On June 6, 2018, Mr. Raphael was granted 32,471 shares of our common stock under our 2012 Equity Incentive Plan, and 2,844 shares of our common stock under our 2012 Equity Incentive Plan, as a bonus, in lieu of cash, for the 2017 achievements of the Company.

On January 27, 2019, Mr. Raphael was granted 3,098 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from January to March 2019. On July 9, 2019, Mr. Raphael was granted 10,749 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from April to September 2019. On December 23, 2019, Mr. Raphael was granted 15,454 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from October to December 2019. On April 29, 2019, Mr. Raphael was granted 20,379 shares of our common stock under our 2012 Equity Incentive Plan, and 4,472 shares of our common stock under our 2012 Equity Incentive Plan, as a bonus, in lieu of cash, for the 2018 achievements of the Company.

(4)	In addition to his salary, Mr. Raphael is entitled to receive a leased automobile and mobile phone during his employment as well as reimbursements for expenses accrued. These benefits, as well as other social benefits under Israeli law, are included as part of his “All Other Compensation.”

(5)	In accordance with his employment agreement with our company effective January 8, 2015, Mr. Ben David was initially entitled to a monthly salary and additional compensation (excluding social benefits under applicable Israeli law) of NIS 31,200 (approximately $8,774) for providing eighty percent of his working time to our company. Beginning on March 1, 2015, Mr. Ben David began working for us on a full-time basis pursuant to the terms of his employment agreement at which point Mr. Ben David’s salary was increased to NIS 39,000 (approximately $10,967 per month, commencing April 1, 2016, his monthly salary was updated to NIS 60,000 (approximately $16,873), and commencing June 1, 2018, his monthly salary was updated to NIS 67,200 (approximately $18,898). During 2018 and 2019, Mr. Ben David agreed to a waiver of 39% and 42% respectively of his cash salary according to our salary program (see further details in “Employment and Related Agreements” below).

(6)

On January 4, 2018, Mr. Ben David was granted 742 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from January to March 2018. On April 23, 2018, Mr. Ben David was granted 745 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from April to June 2018. On July 9, 2018, Mr. Ben David was granted 1,114 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from July to September 2018. On October 3, 2018 Mr. Ben David was granted 1,504 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from October to December 2018. On June 6, 2018, Mr. Ben David was granted 7,793 shares of our common stock under our 2012 Equity Incentive Plan, and 1,084 shares of our common stock under our 2012 Equity Incentive Plan, as a bonus, in lieu of cash, for the 2017 achievements of the Company.

On January 27, 2019, Mr. Ben David was granted 1,447 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from January to March 2019. On July 9, 2019, Mr. Ben David was granted 5,021 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from April to September 2019. On December 23, 2019 Mr. Ben David was granted 7,218 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from October to December 2019. On April 29, 2019, Mr. Ben David was granted 4,889 shares of our common stock under our 2012 Equity Incentive Plan, and 2,074 shares of our common stock under our 2012 Equity Incentive Plan, as a bonus, in lieu of cash, for the 2018 achievements of the Company.

(7)	In addition to his salary, Mr. Ben David is entitled to receive a mobile phone during his employment as well as reimbursements for expenses accrued. These benefits, as well as other social benefits under Israeli law, are included as part of his “All Other Compensation.”

(8)	In accordance with his second amendment to the employment agreement with our company effective April 2016, Mr. Bacher was entitled to a monthly salary of NIS 48,000 (approximately $13,498 per month), commencing July 1, 2017, Mr. Dror was appointed as our Chief Operating Officer and his monthly salary was increased to NIS 55,000 (approximately $15,467 per month) and commencing June 1, 2018 his monthly salary was increased to NIS 61,490 (approximately $17,292 per month). During 2018 and 2019, Mr. Bacher agreed to a waiver of 29% and 26% of his cash salary respectively, according to our salary program (see further details in “Employment and Related Agreements” below).

(9)	In June 2018, Mr. Bacher was paid a bonus of $26,203 for his performance during 2017. On June 2019, Mr. Bacher was paid a bonus of $28,882 for his performance during 2018.

(10)

On January 4, 2018, Mr. Bacher was granted 565 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from January to March 2018. On April 23, 2018, Mr. Bacher was granted 567 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from April to June 2018. On July 9, 2018, Mr. Bacher was granted 673 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from July to September 2018. On October 3, 2018, Mr. Bacher was granted 954 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from October to December 2018. On June 6, 2018, Mr. Bacher was granted 7,992 shares of our common stock under our 2012 Equity Incentive Plan, and 309 shares of our common stock under our 2012 Equity Incentive Plan, as a bonus, in lieu of cash, for the 2017 achievements of the Company, and on April 23, 2018, Mr. Bacher was granted 1,623 shares of our common stock under our 2012 Equity Incentive Plan as a bonus in obtaining an FDA clearance for iPhone 7, 8 and X smartphone devices in the U.S.

On January 27, 2019, Mr. Bacher was granted 918 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from January to March 2019. On July 9, 2019, Mr. Bacher was granted 3,186 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from April to September 2019. On December 23, 2019, Mr. Bacher was granted 2,633 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from October to December 2019. On April 29, 2019, Mr. Bacher was granted 4,102 shares of our common stock under our 2012 Equity Incentive Plan, and 587 shares of our common stock under our 2012 Equity Incentive Plan, as a bonus, in lieu of cash, for the 2018 achievements of the Company.

(11)	In addition to his salary, Mr. Bacher is entitled to receive a leased automobile and mobile phone during his employment as well as reimbursements for expenses accrued. These benefits, as well as other social benefits under Israeli law, are included as part of his “All Other Compensation.”

(12)	On January 7, 2020, Mr. Jarry was relieved from his duties as President and Chief Commercial Officer of the Corporation to a new role of Senior Vice President of Strategy and Business Development.

(13)	In accordance with his employment agreement, effective in September 2018, Mr. Jarry was entitled to a monthly salary of $11,000. Mr. Jarry agreed to a waiver of 47% of his cash salary, according to our salary program (see further details in “Employment and Related Agreements” below).

(14)

As part of his consulting agreement, commencing in March 2017 and expiring in August 2018, Mr. Jarry received a monthly consulting fee of $2,500 that was paid to him in shares of common stock. On April 23, 2018, Mr. Jarry was granted 328 shares of our common stock under our 2012 Equity Incentive Plan against waiver of cash consulting fee for the period from December 2017 to March 2018. On July 23, 2018, Mr. Jarry was granted 231 shares of our common stock in restricted shares against waiver of cash consulting fee for the period from April to June 2018. On November 22, 2018, Mr. Jarry was granted 205 shares of our common stock in restricted shares against waiver of cash consulting fee for the period July to August 2018, together with additional 150 shares granted to him a signature fee for signing his consulting agreement in 2017. On October 3, 2018, Mr. Jarry was granted 1,962 shares of our common stock under our 2012 Equity Incentive Plan, against waiver of cash salary for the period from September to December 2018.

On January 27, 2019, Mr. Jarry was granted 1,500 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from January to March 2019. On July 9, 2019, Mr. Jarry was granted 5,000 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from April to September 2019. On December 23, 2019, Mr. Jarry was granted 6,960 shares of our common stock under our 2012 Equity Incentive plan against waiver of cash salary for the period from October to December 2019.

(15)	On November 22, 2018, Mr. Jarry was granted 6,000 options to purchase shares of our common stock which will vest over a three-year period from the grant date. One-third of the options will become fully vested and exercisable on the first anniversary elapsed from the grant date, and the balance will vest in eight equal quarterly installments following the first anniversary of the grant date, subject to Mr. Jarry’s continued employment by the Company. We may grant Mr. Jarry additional options to purchase shares of common stock from time to time at the discretion of our Board of Directors or the Compensation Committee thereof (see further details in “Employment and Related Agreements” below).

(16)	In addition to his salary, Mr. Jarry is entitled to participate in any and other benefit plans and programs that the Company may offer to its employees from time to time according to the terms of such plans and the Company’s practices and policies as well as reimbursements for expenses accrued. These benefits are included as part of his “All Other Compensation.”

All compensation awarded to our executive officers were independently reviewed by our Compensation Committee.

Employment and Related Agreements

Except as set forth below, we currently have no other written employment agreements with any of our officers and directors. The following is a description of our current executive employment agreements:

Erez Raphael, Chief Executive Officer and a Member of the Board of Directors – On August 30, 2013, LabStyle Innovation Ltd., our Israeli subsidiary, entered into an amendment to a Personal Employment Agreement with Mr. Raphael in connection with his August 2013 appointment as our President and Chief Executive Officer. Pursuant to the terms of his employment agreement as amended, Mr. Raphael is entitled to a monthly salary of NIS 134,167 (approximately $37,730 per month). During 2018 and 2019, Mr. Raphael agreed to a waiver of 45% of his cash salary according to our salary program pursuant to which Mr. Raphael received compensation shares of restricted common stock as consideration for cash salary waived.

On July 25, 2017, we, through our Israeli subsidiary, LabStyle Innovation Ltd., executed an Amended and Restated Employment Agreement with Mr. Raphael. Pursuant to the agreement, Mr. Raphael kept his monthly salary and shall be eligible for an annual bonus equal to up to 60% of his annual base salary. Mr. Raphael’s employment agreement expires on December 31, 2020. In the event Mr. Raphael’s employment agreement is terminated by us at will, by Mr. Raphael for good reason as provided thereby, or in conjunction with a change of control, Mr. Raphael shall be entitled to receive 24 months base salary and severance payment pursuant to applicable Israeli severance law, provided, however, that in the event such termination occurs during the final year of the term, or within the last 6 months of a renewal period of the term, Mr. Raphael shall be entitled to receive 12 months base salary and severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us for cause, Mr. Raphael will only be entitled to a severance pay under applicable Israeli severance law. Mr. Raphael’s employment agreement also includes a one-year non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Under the terms of the agreement, Mr. Raphael is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, contributions to a manager’s insurance policy and study fund and car and mobile phone allowances. On February 12, 2020, we extended the term of Mr. Raphael’s employment to expire on December 31, 2022.

On January 4, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 1,272 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $39,923 salary otherwise payable to Mr. Raphael from January to March 2018.

On April 23, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 1,277 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $39,344 salary otherwise payable to Mr. Raphael from April to June 2018.

On July 8, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 2,497 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $72,725 salary otherwise payable to Mr. Raphael from July to September 2018.

On October 3, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 3,221 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $64,003 salary otherwise payable to Mr. Raphael from October to December 2018.

On January 27, 2019, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 3,098 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $61,969 salary otherwise payable to Mr. Raphael from January to March 2019.

On July 9, 2019, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 10,749 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $128,972 salary otherwise payable to Mr. Raphael from April to September 2019.

On December 23, 2019, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 15,454 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $66,610 salary otherwise payable to Mr. Raphael from October to December 2019.

Zvi Ben David, Chief Financial Officer, Secretary and Treasurer – On January 8, 2015, LabStyle Innovation Ltd., our Israeli subsidiary, entered into a Personal Employment Agreement with Mr. Ben David. Pursuant to his employment agreement, Mr. Ben David was initially entitled to a monthly salary and additional compensation (excluding social benefits under applicable Israeli law) of NIS 31,200 (approximately $8,774) for providing eighty percent of his working time to our company. Beginning on March 1, 2015, Mr. Ben David began working for us on a full-time basis pursuant to the terms of his employment agreement at which point Mr. Ben David’s salary was increased to NIS 39,000 (approximately $10,967). Commencing April 1, 2016, Mr. Ben David’s Salary was updated to NIS 60,000 (approximately $16,873) per month and commencing June 1, 2018, his monthly salary was updated to NIS 67,200 (approximately $18,898). During 2018 and 2019, Mr. Ben David agreed to a waiver of 39% and 42% respectively of his cash salary according to our salary program pursuant to which Mr. Ben David received compensation shares of restricted common stock as consideration for cash salary waived.

Mr. Ben David's employment agreement may be terminated by either party at will upon 90 days prior written notice or terminated by us for cause, as defined under the employment agreement. In the event the employment agreement is terminated by us at will, Mr. Ben David shall be entitled to receive 90 days of severance plus any required severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us for cause, Mr. Ben David will only be entitled to a severance pay under applicable Israeli severance law. The employment agreement also includes a twelve-month non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions to the company. Under the terms of the employment agreement, Mr. Ben David is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, contributions to a manager’s insurance policy and study fund and mobile phone allowances.

 On January 4, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 742 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $23,288 salary otherwise payable to Mr. Ben David from January to March 2018.

On April 23, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 745 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $ $22,951 salary otherwise payable to Mr. Ben David from April to June 2018.

On July 8, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 1.114 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $32,442 salary otherwise payable to Mr. Ben David from July to September 2018.

On October 3, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 1,504 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $29,893 salary otherwise payable to Mr. Ben David from October to December 2018.

On January 27, 2019, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 1,447 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $28,944 salary otherwise payable to Mr. Ben David from January to March 2019.

On July 9, 2019, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 5,021 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $60,238 salary otherwise payable to Mr. Ben David from April to September 2019.

On December 23, 2019, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 7,218 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $31,111 salary otherwise payable to Mr. Ben David from October to December 2019.

Dror Bacher, Chief Operating Officer – On August 30, 2013, LabStyle Innovation Ltd., our Israeli subsidiary, entered into an employment agreement with Mr. Bacher, pursuant to which Mr. Bacher receives an annual base salary of NIS 55,000 (approximately $15,151), effective as of July 2017, and commencing June 1, 2018 his monthly salary was increased to NIS 61,490 (approximately $16,939 per month).. Pursuant to Mr. Bacher’s existing personal employment agreement as amended, either Mr. Bacher or we may terminate his employment agreement upon thirty days’ notice, provided, however, that in the event of a termination for cause, Mr. Bacher’s employment may be terminated immediately. Mr. Bacher’s employment agreement also includes a twelve (12) month non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Under the terms of Mr. Bacher’s employment agreement, Mr. Bacher is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, life, and disability insurance and car and mobile phone allowances. In addition, in conjunction with his appointment as Chief Operating Officer, we issued Mr. Bacher 10,000 shares of common stock, and 10,000 options that will vest in 12 equal quarterly installments over a three-year period with an exercise price of $2.46 per share, all issued pursuant to the Registrant’s Amended and Restated 2012 Equity Incentive Plan.

During the years 2017 and 2018, Mr. Bacher agreed to waive approximately 24% and 29% of his cash salary, respectively, pursuant to our shares for salary program and its 2012 Equity Incentive Plan, and as a result Mr. Bacher received shares of common stock in lieu of a portion of his annual cash salary.

Dror Bacher, Chief Operating Officer – On August 30, 2013, LabStyle Innovation Ltd., our Israeli subsidiary, entered into an employment agreement with Mr. Bacher, pursuant to which Mr. Bacher receives an annual base salary of NIS 55,000 (approximately $15,467), effective as of July 2017, and commencing June 1, 2018 his monthly salary was increased to NIS 61,490 (approximately $17,292 per month). Pursuant to Mr. Bacher’s existing personal employment agreement as amended, either Mr. Bacher or we may terminate his employment agreement upon four months’ notice, provided, however, that in the event of a termination for cause, Mr. Bacher’s employment may be terminated immediately. Mr. Bacher’s employment agreement also includes a twelve (12) month non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Under the terms of Mr. Bacher’s employment agreement, Mr. Bacher is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, life, and disability insurance and car and mobile phone allowances. In addition, in conjunction with his appointment as Chief Operating Officer, we issued Mr. Bacher 500 shares of common stock, and 500 options that will vest in 12 equal quarterly installments over a three-year period with an exercise price of $49.20 per share, all issued pursuant to the Registrant’s Amended and Restated 2012 Equity Incentive Plan.

During the years 2018 and 2019, Mr. Bacher agreed to waive approximately 29% and 26% of his cash salary, respectively, pursuant to our shares for salary program and its 2012 Equity Incentive Plan, and as a result Mr. Bacher received shares of common stock in lieu of a portion of his annual cash salary.

On January 4, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Bacher of 565 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $17,744 salary otherwise payable to Mr. Bacher from January to March 2018.

On April 23, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Bacher of 567 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $ $17,486 salary otherwise payable to Mr. Bacher from April to June 2018.

On April 23, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Bacher of 1,623 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $50,000 of a cash bonus otherwise payable to Mr. Bacher for his efforts in obtaining FDA clearance for iPhone 7, 8 and X smartphone devices in the U.S.

On July 8, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Bacher of 673 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $19,606 salary otherwise payable to Mr. Bacher from July to September 2018.

On October 3, 2018, the Compensation Committee of our Board of Directors approved the issuance to Mr. Bacher of 954 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $18,964 salary otherwise payable to Mr. Bacher from October to December 2018.

On January 27, 2019, the Compensation Committee of our Board of Directors approved the issuance to Mr. Bacher of 918 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $18,362 salary otherwise payable to Mr. Bacher from January to March 2019.

On July 9, 2019, the Compensation Committee of our Board of Directors approved the issuance to Mr. Bacher of 3,186 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $38,215 salary otherwise payable to Mr. Bacher from April to September 2019.

On December 23, 2019, the Compensation Committee of our Board of Directors approved the issuance to Mr. Bacher of 2,633 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $11,352 salary otherwise payable to Mr. Bacher from October to December 2019.

Richard Anderson, President and General Manager of North America – On January 7, 2020, we appointed Mr. Anderson as our President and General Manager of North America. In connection with Mr. Anderson’s appointment, the Company agreed to pay Mr. Anderson an annual base salary of $335,000. Mr. Anderson shall also be subject to a six-month non-competition and one-year non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Mr. Anderson will also be entitled to certain expense reimbursements and other standard benefits, including vacation and sick leave. In addition, Mr. Anderson will be entitled to receive an annual incentive bonus of up to $250,000, subject to certain milestones and performance targets. In addition, and in conjunction with his appointment as President and General Manager of North America, the Company agreed to issue Mr. Anderson a stock option to purchase up to 90,000 shares of common stock at an exercise price of $8.41 per share, subject to vesting. Mr. Anderson was also issued a stock option to purchase up to 90,000 shares of common stock at an exercise price of $8.41 per share, subject to vesting and the achievement of certain business revenue targets. In that regard, Mr. Anderson’s option will vest as follows: (i) 22,500 shares shall vest following fiscal year 2020 if our business-to-business revenues reach or exceed $6 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2020 will reach at least $11 million in the aggregate; (ii) 22,500 shares shall vest following fiscal year 2021 if our business-to-business revenues reach or exceed $15 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2021 will reach at least $19.5 million in the aggregate; (iii) 22,500 shares shall vest following fiscal year 2022 if our business-to-business revenues reach or exceed $40 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2022 will reach at least $38 million in the aggregate; and (iv) 22,500 shares shall vest following fiscal year 2023 if our business-to-business revenues reach or exceed $80 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2023 will reach at least $62 million in the aggregate.

Olivier Jarry, Former President and Chief Commercial Officer – On August 30, 2018, we appointed Mr. Jarry as our President and Chief Commercial Officer. In connection with Mr. Jarry’s appointment, we agreed to pay Mr. Jarry an annual base salary of $252,000 out of which $132,000 is paid in cash and the balance is paid in our shares of common stock. Mr. Jarry’s employment is subject to a one (1) year non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Mr. Jarry is also entitled to certain expense reimbursements and other standard benefits, including vacation and sick leave. In addition, Mr. Jarry is entitled to receive an annual incentive bonus of up to 1,750 shares of common stock and an annual over performance bonus of up to 1,000 shares of common stock, with each such bonus subject to certain milestones and performance targets to be determined by our Board of Directors. In addition, and in conjunction with Mr. Jarry’s appointment as President and Chief Commercial Officer, we agreed to issue Mr. Jarry a stock option to purchase up to 6,000 shares of common stock at a future date and at the discretion of our Board of Directors. On January 7, 2020, Mr. Jarry was relieved from his duties as President and Chief Commercial Officer of the Corporation to a new role of Senior Vice President of Strategy and Business Development.

Outstanding Equity Awards at December 31, 2019

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Erez Raphael	100	-		-	$2,430	March 14, 2023
(Chief Executive Officer)	12	-		-	$5,400	June 5, 2023
	167	-		-	$4,806	August 28, 2023
	45	-		-	$3,330	January 6, 2024
	234	-		-	$1,764	July 6, 2024
	8,446	-		-	$115.20	September 3, 2021
	6,562	597	(1)	-	$64.04	January 30, 2023

Zvi Ben David	2,154	-		-	$115.20	September 3, 2021
(Chief Financial Officer, Secretary and Treasurer)	1,459	133	(1)	-	$64.04	January 30, 2023

Dror Bacher	67	-		-	$3,330	January 6, 2024
(Chief Operating Officer)	67	-		-	$1,764	July 6, 2024
	1267	-		-	$115.20	September 3, 2021
	480	-		-	$140.40	December 17, 2021
	1,260	115	(1)	-	$64.04	January 30, 2023
	375	125	(1)	-	$49.20	July 25, 2023

Olivier Jarry	2000	4,000			$15.90	November 22, 2024
(Former President and Chief Commercial Officer)

Total Option Shares	24,696	4,970		-	$-	-

(1)	Vests in 12 equal quarterly installments over a three-year period.

Non-Employee Director Remuneration Policy

In March 2013, our Board of Directors adopted the following non-employee director remuneration policy:

Cash Awards

Our non-employee directors (currently Messrs. Kamer, Matheis, McGrath, Shaked, Shemmer, Stern, and Prof. Stone and Ms. Karah) will receive the following cash payments for each fiscal year: (i) $25,000 per year, to be paid quarterly in arrears and (ii) $16,000 for Board committee service, to be paid quarterly in arrears; provided, however, that such quarterly payments and committee meeting fees shall accrue and shall be payable upon the approval of Mr. Raphael at such time when our company is adequately capitalized in his reasonable discretion.

Stock and Option Awards

On January 4, 2018, the Compensation Committee of our Board of Directors approved the issuance to each of Prof. Stone, Mr. Hoenlein, Mr. McGrath, Ms. Karah and Mr. Yehudiha of 327 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Prof. Stone, Mr. Hoenlein, Mr. McGrath, Ms. Karah and Mr. Yehudiha for the period from October 1, 2017, to December 31, 2017. In addition, the Compensation Committee of our Board of Directors approved the issuance to each of Mr. Farhi, Mr. Kamer and Mr. Bahagon of 199 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $6,250 in fees otherwise payable to Mr. Farhi, Mr. Kamer and Mr. Bahagon for the period October 1, 2017, to December 31, 2017.

On April 23, 2018, the Compensation Committee of our Board of Directors approved the issuance to each of Prof. Stone, Mr. Hoenlein, Mr. McGrath, Ms. Karah and Mr. Yehudiha of 333 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Prof. Stone, Mr. Hoenlein, Mr. McGrath, Ms. Karah and Mr. Yehudiha for the period from January 1, 2018, to March 31, 2018. In addition, the Compensation Committee of our Board of Directors approved the issuance to each of Mr. Farhi and Mr. Kamer of 203 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $6,250 in fees otherwise payable to Mr. Farhi and Mr. Kamer for the period January 1, 2018, to March 31, 2018. In addition, the Compensation Committee of our Board of Directors approved the issuance to Mr. Bahagon 3,335 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $5,139 in fees otherwise payable to Mr. Bahagon for the period January 1, 2018, to March 15, 2018.

On July 9, 2018, the Compensation Committee of our Board of Directors approved the issuance to each of Prof. Stone, Mr. Hoenlein, Mr. McGrath and Ms. Karah of 352 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Prof. Stone, Mr. Hoenlein, Mr. McGrath and Ms. Karah for the period from April 1, 2018, to June 30, 2018. In addition, the Compensation Committee of our Board of Directors approved the issuance to each of Mr. Farhi, Mr. Kamer, Mr. Yehudiha and Mr. Zanco of 215 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $6,250 in fees otherwise payable to Mr. Farhi, Mr. Kamer, Mr. Yehudiha and Mr. Zanco for the period April 1, 2018, to June 30, 2018.

On October 3, 2018, the Compensation Committee of our Board of Directors approved the issuance to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah of 516 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah for the period from July 1, 2018, to September 30, 2018. In addition, the Compensation Committee of our Board of Directors approved the issuance to each of Mr. Farhi, Mr. Kamer, Mr. Yehudiha and Mr. Zanco of 315 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $6,250 in fees otherwise payable to Mr. Farhi, Mr. Kamer, Mr. Yehudiha and Mr. Zanco for the period July 1, 2018, to September 30, 2018.

On January 27, 2019, the Compensation Committee of our Board of Directors approved the issuance to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah of 513 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah for the period from October 1, 2018, to December 31, 2018. The Compensation Committee of our Board of Directors also approved the issuance to each of Mr. Farhi and Mr. Kamer of 313 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $6,250 in fees otherwise payable to Mr. Farhi and Mr. Kamer for the period October 1, 2018, to December 31, 2018. In addition, the Compensation Committee of our Board of Directors approved the issuance to Mr. Moller 262 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $5,231 in fees otherwise payable to Mr. Moller for the period October 16, 2018, to December 31, 2018.

On April 29, 2019, the Compensation Committee of our Board of Directors approved a grant of 1,475 options to Mr. Moller. These options have an exercise price of $15.40 per share. One third of the options will become fully vested and exercisable on the first anniversary elapsed from the grant date, and the balance will vest in eight equal quarterly installments following the first anniversary of the grant date, subject to Mr. Moller’s continued membership on the Company’s Board of Directors. In January 2020 Mr. Moller resigned from the Board of Directors and his options were forfeited.

On April 29, 2019, the Compensation Committee of our Board of Directors approved the following issuances, each was done under our 2012 Equity Incentive Plan: (i) 15,038 shares of our common stock to Mr. Shaked; (ii) 1,255 shares of our common stock to Ms. Karah; (iii) 753 shares of our common stock to Mr. Farhi; (iv) 753 shares of our common stock to Mr. Kamer; (v) 862 shares of our common stock to Prof. Stone; and (vi) 1,649 shares of our common stock to Mr. McGrath.

On July 9, 2019, the Compensation Committee of our Board of Directors approved the issuance to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah of 854 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah for the period from January 1, 2019, to March 31, 2019. The Compensation Committee of our Board of Directors also approved the issuance to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah of 854 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah for the period from April 1, 2019, to June 30, 2019. The Compensation Committee of our Board of Directors also approved the issuance to each of Mr. Farhi, Mr. Kamer and Mr. Moller of 521 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $6,250 in fees otherwise payable to Mr. Farhi, Mr. Kamer and Mr. Moller for the period January 1, 2019, to March 31, 2019. In addition, the Compensation Committee of our Board of Directors approved the issuance to each of Mr. Farhi, Mr. Kamer and Mr. Moller of 521 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $6,250 in fees otherwise payable to Mr. Farhi, Mr. Kamer and Mr. Moller for the period April 1, 2019, to June 30, 2019.

On December 23, 2019, the Compensation Committee of our Board of Directors approved the issuance to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah of 2,378 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Prof. Stone, Mr. Shaked, Mr. McGrath, and Ms. Karah for the period from July 1, 2019, to September 30, 2019. The Compensation Committee of our Board of Directors also approved the issuance to each of Mr. Farhi and Mr. Kamer of 1,450 shares of our common stock under the 2012 Equity Incentive Plan. Such shares were issued in lieu of $6,250 in fees otherwise payable to Mr. Farhi and Mr. Kamer for the period July 1, 2019, to September 30, 2019.

Compensation Committee Review

The Compensation Committee shall, if it deems necessary or prudent in its discretion, reevaluate and approve in January of each such year (or in any event prior to the first board meeting of such fiscal year) the cash and equity awards (amount and manner or method of payment) to be made to non-employee directors for such fiscal year. In making this determination, the Compensation Committee shall utilize such market standard metrics as it deems appropriate, including, without limitation, an analysis of cash compensation paid to independent directors of our peer group.

The Compensation Committee shall also have the power and discretion to determine in the future whether non-employee directors should receive annual or other grants of options to purchase shares of common stock or other equity incentive awards in such amounts and pursuant to such policies as the Compensation Committee may determine utilizing such market standard metrics as it deems appropriate, including, without limitation, an analysis of equity awards granted to independent directors of our peer group.

Participation of Employee Directors; New Directors

Unless separately and specifically approved by the Compensation Committee in its discretion, no employee director of our company shall be entitled to receive any remuneration for service as a director (other than expense reimbursement as per prevailing policy).

New directors joining our Board of Directors shall be entitled to a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and stock option or other equity incentive awards (if applicable) for the applicable fiscal year at the time they join the board.

Summary Director Compensation Table

The following table summarizes the annual compensation paid to our non-employee directors for the fiscal year ended December 31, 2019:

Name and Principal Position	Year	Fees Paid or Earned in Cash ($)	Stock Awards		Option Awards ($)*		Non-equity incentive plan compensation	Non- qualified deferred compensation earnings	All other compensation ($)	Total ($)
Dennis McGrath	2019	$-	$66,395	(1)		$(2)	$-	$-	$-	$66,395

Prof. Richard B. Stone	2019	$-	$54,275	(3)		$(4)	$-	$-	$-	$54,275

Yalon Farhi(15)	2019	$-	$36,596	(5)		$(6)	$-	$-	$-	$36,596

Hila Karah	2019	$-	$60,327	(7)	$-	(8)	$-	$-	$-	$60,327

Allen Kamer	2019	$-	$36,596	(9)		$(10)	$-	$-	$-	$36,596

Yoav Shaked	2019	$-	$272,585	(11)		$(12)	$-	$-	$-	$272,585

Glen D. Moller(16)	2019	$-	$23,981	(13)	$14,337	(14)	$-	$-	$-	$38,318

*	Amount shown does not reflect dollar amount actually received. Instead, this amount reflects the aggregate grant date fair value of each stock option granted in the fiscal year ended December 31, 2019, computed in accordance with the provisions of ASC 718. Assumptions used in accordance with ASC 718 are included in Note 9 to our consolidated financial statements included in this Annual Report.

(1)       10,653 stock awards are outstanding as of December 31, 2019.

(2)       1,659 option awards are outstanding as of December 31, 2019.

(3)       9,865 stock awards are outstanding as of December 31, 2019.

(4)       1,645 option awards are outstanding as of December 31, 2019.

(5)       5,462 stock awards are outstanding as of December 31, 2019.

(6)       1,561 option awards are outstanding as of December 31, 2019.

(7)       10,098 stock awards are outstanding as of December 31, 2019.

(8)       1,561 option awards are outstanding as of December 31, 2019.

(9)       6,114 stock awards are outstanding as of December 31, 2019.

(10)     No option awards are outstanding as of December 31, 2019.

(11)     20,153 stock awards are outstanding as of December 31, 2019.

(12)     No option stock awards are outstanding as of December 31, 2019.

(13)     2,754 stock awards are outstanding as of December 31, 2019.

(14)     1,475 option stock awards are outstanding as of December 31, 2019.

(15)     Mr. Farhi resigned from the Board of Directors on April 7, 2020.

(16)     Mr. Moller resigned from the Board of Directors on January 22, 2020.

REPORT OF THE AUDIT COMMITTEE

In the course of our oversight of the Company’s financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2019; (2) discussed with the Independent Auditors the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (the “PCOAB”) and the SEC; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the standards of the PCOAB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

By the Audit Committee of the Board of Directors of DarioHealth Corp.

Dennis M. McGrath, Chairman Yoav Shaked Richard B. Stone

Beneficial Ownership of Principal Stockholders, Officers and Directors

The following table sets forth information regarding the beneficial ownership of our Common Stock as of August 26, 2020 by each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, each of our named executive officers and directors; and all of our executive officers and directors as a group.

The following table shows the amount of our common stock beneficially owned as of August 26, 2020 by (i) each person or group as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, believed by us to beneficially own more than 5% of our common stock, (ii) each of our named executive officers and directors, and (iii) all our executive officers and directors as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

		Percent of
	Shares of Common	Common Stock
	Beneficially	Beneficially
Name of Beneficial Owner	Stock Owned	Owned (1)
Officers and Directors
Erez Raphael (2)	575,347	7.6%
Zvi Ben David (3)	137,048	1.8%
Dror Bacher (4)	89,121	1.2%
Richard Anderson (5)	-	*
Dennis M. McGrath (6)	69,444	*
Prof. Richard B. Stone (7)	39,610	*
Hila Karah (8)	49,331	*
Allen Kamer (9)	87,209	1.2%
Yoav Shaked (10)	92,585	1.2%
Adam Stern (11)	393,491	4.99%
Yadin Shemmer (12)	15,000	*
Dennis Matheis (13)	65,000	*
All Executive Officers and Directors as a group (13 persons)	1,613,186	21.2%
5% Stockholders
Nantahala Capital Partners SI, LP (14)	778,605	9.9%
Nantahala Capital Partners II Limited Partnership (15)	412,429	5.2%
Nantahala Capital Management, LLC (16)	762,226	9.9%
Soleus Capital, LLC (17)	401,606	5.3%
Manchester Explorer L.P. (18)	535,475	7.1%
Shotfut Menayot Chool Phoenix Amitim (19)	535,475	7.1%

*	Less than 1%.

(1)	Percentage ownership is based on 7,531,254 shares of our common stock outstanding as of August 26, 2020 and, for each person or entity listed above, warrants or options to purchase shares of our common stock which exercisable within 60 days of the such date.

(2)	Includes 16,158 vested options. Also includes 37,876 shares of our Common Stock, held by Dicilyon Consulting and Investment Ltd. Erez Raphael is the natural person with voting and dispositive power over our securities held by Dicilyon Consulting and Investment Ltd. The address of Dicilyon Consulting and Investment Ltd. is 10 Nataf St., Ramat Hasharon 4704063, Israel.

(3)	Includes 8,383 vested options to purchase shares of common stock. Excludes 23,189 options which are not vested. Includes 5,556 warrants to purchase shares of common stock. Includes 1,786 shares owned by his spouse, for which Mr. Ben David disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(4)	Includes 8,533 vested options to purchase shares of common stock. Excludes 23,886 options to purchase shares of common stock which are not vested.

(5)	Excludes 90,000 options to purchase shares of common stock, which are not vested.

(6)	Includes 1,657 vested options to purchase shares of common stock.

(7)	Includes 1,250 warrants to purchase shares of common stock, and 1,643 vested options to purchase shares of common stock.

(8)	Includes 1,560 vested options to purchase shares of common stock.

(9)	Mr. Kamer is a Managing Partner of OurCrowd Digital Health L.P. and therefore the securities held by OurCrowd Digital Health L.P. may be deemed to be beneficially owned by Mr. Kamer. Mr. Kamer disclaims beneficial ownership of the securities owned by OurCrowd Digital Health L.P. except to the extent of his pecuniary interest therein.

(10)	Includes 1,667 shares of common stock and warrants to purchase 1,334 shares of common stock owned by his spouse, for which Mr. Shaked disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(11)	Includes 300 shares of Series A Preferred Stock on an as converted basis, resulting in 74,100 shares of common stock. Includes warrants exercisable into 280,253 shares of common stock, subject to a contractual beneficial ownership limitation of 4.99% and excludes warrants exercisable into 16,415 shares of common stock.

(12)	Excludes 20,000 options to purchase shares of common stock, which are not vested.

(13)	Excludes 75,000 options to purchase shares of common stock, which are not vested.

(14)	Based solely on information contained in the Registration Statement on Form S-3 filed with the SEC on January 15, 2019 and data provided by the holder, as adjusted to reflect the November 18, 2019 reverse split, and on investment documents signed with the Company. Includes warrants to purchase 82,677 shares of common stock, pre-funded warrants to purchase 125,102 shares of common stock and preferred shares convertible into 125,673 shares of common stock, subject to a contractual beneficial ownership limitation of 9.9% and excludes shares of Series A-1 Preferred Stock convertible into 526,654 shares of common stock and pre-funded warrants to purchase 730,201 shares of common stock.

(15)

Based solely on information contained in the Registration Statement on Form S-3 filed with the SEC on January 15, 2019, data provided by the holder, and on investment documents signed with the Company. Includes warrants to purchase 21,613 shares of common stock, pre-funded warrants to purchase 119,776 shares of common stock and shares of Series A-1 Preferred Stock convertible into 218,595 shares of common stock.

(16)	Based solely on information contained in the Form 13G filed with the SEC on February 14, 2019, data provided by the holder and on investment documents signed with the Company. Includes warrants to purchase 150,004 shares of common stock and pre-funded warrants to purchase 18,000 shares of common stock, and excludes pre-funded warrants to purchase 1,165,468 shares of common stock, which are subject to a contractual beneficial ownership limitation of 9.9% and excludes shares of Series A-1 Preferred Stock convertible into 1,284,400 shares of common stock.

(17)	Based solely on information contained in the Form 13G filed with the SEC on July 31, 2020, data provided by the holder and on investment documents signed with the Company.

(18)	Based solely the data provided by the holder and on investment documents signed with the Company.

(19)	Based solely on information contained in the Form 13G filed with the SEC on August 17, 2020, and data provided by the holder and on investment documents signed with the Company.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Zvi Ben-David. Mr. Ben-David will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Additional Information

In addition, we are subject to certain informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact Zvi Ben-David, Chief Financial Officer of the Company, at 8 HaTokhen Street, Caesarea Industrial Park 3088900, Israel.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be included in the Company’s proxy statement and form of proxy for use in connection with the Company’s 2021 Annual Meeting of Stockholders must be received by the Company’s Secretary at the Company’s principal executive offices at 8 HaTokhen Street, Caesarea Industrial Park 3088900, Israel, not less than 90 days nor more than 120 days prior to the annual meeting of stockholders, and must otherwise satisfy the procedures contained in the Company’s Bylaws or as prescribed by Rule 14a-8 under the Exchange Act.

Stockholder proposals with respect to director nominees for use in connection with the Company’s 2021 Annual Meeting of Stockholders must be received by the Company’s Secretary at the Company’s principal executive offices at not less than 60 days before the date of the annual meeting of stockholders. A stockholder wishing to formally nominate an individual for election to the Board must do so by following the notice, information and consent provisions described in the Company’s Bylaws. In that regard, the stockholder must set forth the (a) the name, age, business address and the primary legal residence address of each nominee proposed in such notice, (b) the principal occupation or employment of such nominee, (c) the number of shares of capital stock of the Company which are owned directly or indirectly of record and directly or indirectly beneficially owned by the nominee and each of its affiliates (within the meaning of Rule 144 under the Securities Act of 1933, as amended), including any shares of the Company owned or controlled via derivatives, hedged positions and other economic and voting mechanisms, (d) any material agreements, understandings or relationships, including financial transactions and compensation, between the nominating stockholder and the proposed nominees and (e) such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies in a contested election of such nominees. The Board will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. There has been no change to the procedures by which stockholders may recommend nominees to our Board.

It is suggested that any such proposals be submitted by certified mail, return receipt requested.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as the Board may recommend.  We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

HOUSEHOLDING OF MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household.  We will promptly deliver a separate copy of either document to you if you call or write us at the address shown on the first page of this proxy statement.  If you want to receive separate copies of the annual report and any proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the address shown on the first page of this proxy statement or by phone at +(972)-(4) 770 4055.

OTHER MATTERS

As of the date of this proxy statement, our management knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

IF YOU HAVE NOT VOTED BY INTERNET, PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE.  A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By order of the Board of Directors,

/s/ Erez Raphael
Erez Raphael
Chief Executive Officer

Caesarea, Israel

September 2, 2020

Annex A

2020 Equity Incentive Plan

DarioHealth Corp.

2020 Equity Incentive Plan

Adopted on ____________, 2020

1.           Purposes.

(a)          Eligible Recipients. The persons eligible to receive awards hereunder are the Employees, Directors and Consultants of the Company and its Affiliates.

(b)          Available Awards. The purpose of the Plan is to provide a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; and (iii) Restricted Stock.

(c)          General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.           Definitions. The following capitalized terms have the following meanings. Other capitalized terms are defined elsewhere herein.

(a)          “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest as determined by the Committee in its discretion. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)          “Award” means an award of any Option or Restricted Stock granted under the Plan or any Sub Plan.

(c)          “Award Agreement” means an Option Agreement or Restricted Stock Award Agreement.

(d)          “Board” means the Board of Directors of the Company. If a Committee has been appointed to administer this Plan, references herein to the term “Board” shall apply to such Committee to the extent such Committee has been delegated authority over the applicable subject matter.

(e)          “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City, New York are authorized or obligated by federal law or executive order to be closed.

(f)          “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise (i) if the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of “cause,” the definition contained therein or (ii) if no such agreement exists, or if such agreement does not define “cause:” (A) conviction of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude or dishonesty or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (B) participation in a fraud, misappropriation or embezzlement of Company and/or its Affiliate funds or property or act of dishonesty against the Company and/or its Affiliate; (C) material violation of any rule, regulation, policy or plan for the conduct of (as the case may be) any director, officer, employee, member, manager, consultant or service provider of or to the Company or its Affiliates or its or their business (which, if curable, is not cured within five (5) Business Days after notice thereof is provided to the Participant); (D) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (E) gross negligence or willful misconduct with respect to the Company or an Affiliate; (F) material violation of U.S. state, federal or other applicable (including non-U.S.) securities laws; or (G) material breach of Participant’s Proprietary Information and Inventions Agreement.

(g)         “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i)          An acquisition (whether directly from the Company or otherwise) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities.

(ii)         The individuals who constitute the members of the full Board of Directors of the Company cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Company, to constitute at least fifty-one percent (51%) of the members of the full Board of Directors of the Company; or

(iii)        Approval by the full Board of Directors of the Company and, if required, stockholders of the Company of, or execution by the Company of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control):

(A)         A merger, consolidation or reorganization involving the Company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B)         A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or

(C)         An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).

(h)         “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Any reference to a section of the Code shall be deemed to include any regulations promulgated thereunder.

(i)   “Committee” means a committee of members of the Board appointed by the Board in accordance with the provisions of Section 3(c) to administer this Plan.

(j)          “Common Stock” means the common stock, par value $0.0001 of the Company.

(k)         “Company” means DarioHealth Corp., a Delaware corporation, and any successor thereto.

(l)          “Consultant” means any person, including an advisor engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services.

(m)         “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave. relocation or any other personal or family leave of absence.

(n)          “Director” means a member of the Board.

(o)          “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

(p)          “Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code (an “ISO Entity”). Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(q)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)          “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows

(i)           If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, or quoted on a national exchange or other recognized securities quotation system (such as the OTC Bulletin Board/OTCQB Market), the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange, market or quotation system (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination (or the closing price on the date immediately preceding such date if no sales activity occurred on the day of determination), as reported by Bloomberg or such other source as the Board deems reliable.

(ii)          In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board and such determination shall be conclusive and binding on all persons; provided that, (A) with respect to Options that are Incentive Stock Options, the Board shall make such determination in accordance with the provisions of Section 422 of the Code and subject to all applicable U.S. Treasury Regulations and any other applicable guidance promulgated pursuant thereto; (B) with respect to Options that are not Incentive Stock Options, the determination shall be in accordance with and applicable to U.S. Treasury Regulations under Section 409A of the Code and any other applicable guidance promulgated pursuant thereto.

(s)          “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the U.S. Treasury Regulations promulgated thereunder.

(t)          “Non-Employee Director” means a Director who either: (i) is not a current Employee or Officer of the Company or its Parent or a Subsidiary, does not receive compensation (directly or indirectly) from the Company or its Parent or a Subsidiary for services rendered as a Consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(u)         “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option and does not meet the requirements of, and is not governed by, the rules of Sections 421 through 424 of the Code.

(v)         “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w)        “Option” means an Incentive Stock Option, a Nonstatutory Stock Option or any other option granted pursuant to the Plan or any Sub Plan.

(x)         “Option Award” means an award of any Option granted under the Plan or any Sub Plan.

(y)         “Option Agreement” means an agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option Award. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z)         “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa)       “Outside Director” means a Director who either is not a current employee of the Company or an “affiliated corporation,” is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a director.

(bb)       “Parent” means any corporation (other than the Company) in an unbroken chain of corporations or other entities ending with the Company, if each of the corporations or other entities (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation or other entity that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(cc)       “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(dd)       “Plan” means this 2020 Equity Incentive Plan, as amended an in effect from time to time.

(ee)        “Restricted Stock” has the meaning ascribed to it in Section 7 of the Plan.

(ff)         “Restricted Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg)       “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hh)       “Securities Act” means the Securities Act of 1933, as amended.

(ii)         “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations or other entities beginning with the Company, if each of the corporations or other entities other than the last corporation or entity in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or entities in such chain. A corporation or other entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(jj)         “Sub Plan” means any sub plan subject to the terms of the Plan.

(kk)      “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of an ISO Entity.

3.           Administration.

(a)          Administration by the Committee. The Committee shall administer the Plan unless the Board provides otherwise. Any interpretation of the Plan by the Committee and any decision by the Committee under the Plan shall be final and binding on all persons.

(b)          Powers of the Committee. The Committee shall have the power, subject to and within the limitations of, the express provisions of the Plan:

(i)          to determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions and terms of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Award; the number of shares of Common Stock with respect to which an Award shall be granted to each such person; and to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment (including Options exercisable via “cashless exercise”) and vesting provisions, as appropriate, and to specify the provisions of the Award relating to such grant;

(ii)         to construe and interpret (A) the Plan and apply its provisions and (B) Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(iii)        to promulgate, amend and rescind rules and regulations relating to the administration of the Plan or an Award;

(iv)        to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)         to determine whether each Option is to be an Incentive Stock Option or a Nonstatutory Stock Option;

(vi)        to amend any outstanding Award, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(vii)       to determine the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(viii)      to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(ix)        to exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of the Plan; and

(x)          generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

(c)          Delegation to Committee.

(i)           General. The Plan shall be administered by a committee or committees of one (1) or more members of the Board (subject to the provisions of Section 3(c)(ii) below), and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have, in connection with the administration of the Plan, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two (2) members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

(ii)         Committee Composition when Common Stock is Publicly Traded. At such time as the Common Stock is publicly traded, unless otherwise determined by the Board not to comply with the exemption requirements of Rule 16b-3 or the rules of the applicable trading market on which the Common Stock is then traded, a Committee shall consist solely of two (2) or more Outside Directors and/or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may delegate to a committee of one (1) or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two (2) or more Non-Employee Directors who are also Outside Directors.

4.            Shares Subject to the Plan.

(a)          Share Reserve. The Committee is authorized to grant Awards to acquire an aggregate number of shares of Common Stock, which shall be calculated as follows: (i) an initial amount of 900,000 shares of Common Stock and (ii) for each of the calendar years ending on December 31, 2021, December 31, 2022 and December 31, 2023, such amount shall be increased by an additional number of shares of Common Stock equal to six percent (6%) of the number of shares of Common Stock issued and outstanding on a Fully Diluted Basis on the immediately preceding December 31. For purposes of this Section 4(a), the term “Fully Diluted Basis” means all issued and outstanding share capital (where options shall be deemed outstanding share capital until exercised) and all rights to acquire share capital including, without limitation, all securities convertible or exercisable into shares of Common Stock being deemed so converted and exercised, the conversion of any convertible stockholder loans into share capital, with all outstanding warrants, options or any other right granted by the Company to receive shares of the Company’s share capital being deemed exercised in full. Notwithstanding the foregoing, the maximum number of shares that may be subject to Incentive Stock Options granted under the Plan shall be 2,000,000, subject to adjustment as provided in Section 11. Shares of Common Stock with respect to which Awards may be granted hereunder are subject to adjustment as set forth in Section 11 herein.

(b)          Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Award shall revert to the Plan and again become available for issuance under the Plan; provided however, that in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code. Notwithstanding anything to the contrary contained herein, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (i) shares tendered in payment of an Option or (ii) shares delivered or withheld by the Company to satisfy any tax withholding obligation.

Any shares of Common Stock subject to an Award that is canceled, forfeited (including as the result of shares of Common Stock subject to the Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan.

(c)          Source of Shares. The shares of Common Stock subject to the Plan may be, in whole or in part, authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

(d)          Adjustment Provision. Each reference to a number of shares of Common Stock in this Section 4 shall be subject to adjustment in accordance with the provisions of Section 11.

5.            Eligibility.

(a)          Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)          Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)          Consultants.

(i)          A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (A) that such grant (I) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (II) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (B) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii)         As of April 7, 1999, Rule 701 and Form S-8 generally are available to Consultants and advisors only if: (A) they are natural persons; (B) they provide bona fide services to the issuer, its Parents, its majority-owned Subsidiaries or majority-owned Subsidiaries of the issuer’s Parent; and (C) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

6.           Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate and set forth in the Option Agreement approved by the Committee. All Options shall be separately designated as Incentive Stock Options or Nonstatutory Stock Options of U.S. Participants or 3(i) Options and Options granted under Section 102 of the Ordinance (as defined under the applicable Sub Plan) for Israeli Participants at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. No Option shall be treated as an Incentive Stock Option unless this Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonstatutory Stock Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions.

(a)          Procedure for Exercise. An Option shall be deemed exercised when the Company receives (i) written or electronic notice of exercise in accordance with the Option Agreement from the person entitled to exercise the Option and (ii) full payment for the shares with respect to which the Option is exercised, together with any applicable withholding taxes. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Option Agreement and the Plan. The exercise price shall be denominated in the currency of the primary economic environment of, either the Company or the Participant (that is the functional currency of the Company or the currency in which the Participant is paid), as determined by the Company.

(b)          Term. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted, or the date set forth at the Option Agreement, as earlier.

(c)          Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted or such other amount as may be required pursuant to the Code. Notwithstanding the foregoing, an Incentive Stock Option may have an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d)          Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option granted shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may have an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

(e)          Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations as follows:

(i)          In cash and/or check payable to the order of the Company at the time the Option is exercised.

(ii)         At the discretion of the Committee at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option), (A) by delivery to the Company of other Common Stock, provided that (I) the method of payment is then permitted under applicable law, (II) the Common Stock, if acquired directly from the Company, was owned by the Participant for a minimum period of time, if any, as may be established by the Committee in its sole discretion and (III) the Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements, or (B) in any other form of legal consideration that may be acceptable to the Committee.

(iii)        By payment in cash or by check, payable to the order of the Company, of the par value of the Common Stock to be acquired and by payment of the balance of the exercise price in whole or in part by delivery of the Participant’s recourse promissory note, in a form specified by the Committee and to the extent consistent with applicable law, secured by the Common Stock acquired upon exercise of the Option and such other security as the Committee may require.

(iv)        Except as may otherwise be provided in the applicable Option agreement or approved by the Committee, in its sole discretion, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding.

(v)          In the case of a Nonstatutory Stock Option, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (A) the number of shares underlying the portion of the Option being exercised less (B) such number of shares as is equal to (I) the aggregate exercise price for the portion of the Option being exercised divided by (II) the value of the Common Stock on the date of exercise and, at the election of the Participant, less (C) such number of shares as is equal to the withholding obligation (if any).

(vi)         By any combination of the above permitted forms of payment.

(f)          Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g)         Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option granted shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(h)         Vesting Generally. An Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

(i)          Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability or as a result of termination for Cause), and unless otherwise specified in the applicable Option Agreement, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such shorter period specified in the Option Agreement or such different period as the Committee may prescribe), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(j)          Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability or as a result of termination for Cause) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 6(b) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(k)         Disability of Optionholder. Unless otherwise provided in its Option Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such shorter period specified in the Option Agreement or such longer period as specified in the Option Agreement and approved by the Board) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(l)           Death of Optionholder. Unless otherwise provided in its Option Agreement, in the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to Sections 6(f) or 6(g), but only within the period ending on the earlier of (A) the date twelve (12) months following the date of death (or such shorter period specified in the Option Agreement and approved by the Board) or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(m)         Termination of Continuous Service for Cause. Notwithstanding Sections 6 (i)-(l) above, in the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by Consultants or Directors of the Company or any of its Affiliates for Cause (as defined above), all outstanding Option Awards granted to such Participant (whether vested or not) will immediately expire and terminate on the date of such termination and the holder of Option Awards shall not have any right in connection to such outstanding Option Awards, unless otherwise determined by the Committee. The Shares of Common Stock covered by such Option Awards shall revert to the Plan.

(n)          Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange, inter-dealer quotation system or other recognized securities quotation system on which the securities of the Company are listed, quoted or traded.

7.           Restricted Stock. In General. The Committee may grant Awards in the form of shares of Common Stock, with or without restrictions (with restrictions, “Restricted Stock”). Restrictions on Restricted Stock may include transfer restrictions or the right of the Company to repurchase all or part of the shares at their issue price or other stated or formula price (or to require forfeiture of the shares if issued at no cost) from the Participant in the event that conditions specified by the Committee in the applicable Restricted Stock Award Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for the Restricted Stock.

The Committee may, in its sole discretion, impose such conditions and/or restrictions on any Award of Restricted Stock pursuant to this Section 7 as it may deem advisable including, without limitation, a requirement that a Participant pay a stipulated purchase price for each share of Common Stock awarded, time-based restrictions on vesting, or holding requirements or sale restrictions placed on the Common Stock upon vesting of any Award of Restricted Stock.

8.           Covenants of the Company.

(a)          Availability of Shares. During the terms of the Awards, the Company shall keep available at all times the number of authorized shares of Common Stock required to satisfy such Awards.

(b)          Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of Awards; provided, however, that this undertaking shall not require the Company to register under the Plan any Award or any Common Stock issued or issuable pursuant to any such Award under the Securities Act. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9.           Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Company.

10.         Miscellaneous.

(a)          Acceleration of Exercisability and Vesting. Subject to applicable law, the Committee in its sole discretion shall have the power to accelerate the time at which an Award may first be exercised or the time during which a Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(b)          Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Option Award unless and until such Participant has satisfied all requirements for exercise of the Option Award pursuant to its terms.

(c)          No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d)          Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e)          Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award: (i) to give assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f)           Withholding Obligations. The Company or any Subsidiary or Affiliate may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes that the Company or Affiliate is required by any applicable law to withhold in connection with any Awards (collectively, “Withholding Obligations”). Such actions may include, without limitation: (i) requiring a Participant to remit to the Company in cash an amount sufficient to satisfy such Withholding Obligations; (ii) subject to applicable law, allowing the Participant to provide shares of Common Stock to the Company, in an amount that at such time, reflects a value that the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding shares of Common Stock otherwise issuable upon the exercise of an Award at a value that is determined by the Committee to be sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing. The Company shall not be obligated to allow the exercise of any Award by or on behalf of a Participant until all tax consequences arising from the exercise of such Award are resolved in a manner acceptable to the Company.

(g)          Compliance with Section 409A of the Code. It is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. The Committee shall interpret and apply the Plan to that end, and shall not give effect to any provision therein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A of the Code.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that Section.

(h)          Rounding Conventions. The Committee may, in its sole discretion and taking into account any requirements of the Code, including without limitations Sections 422 through 424 and 409A of the Code, determine the effect of vesting, stock dividends and any other adjustments on shares and any cash amount payable hereunder, and may provide that no fractional shares will be issued (rounding up or down as determined by the Committee) and that cash amounts be rounded down to the nearest whole cent.

(i)           Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Committee, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of the shares have been satisfied, including any applicable securities laws and regulations and any applicable rules and regulations of a national exchange or other recognized securities quotation system (such as the OTC Bulletin Board/OTCQB Market), on which the Common Stock is listed or admitted to trading and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(j)           Authorization of Sub Plans. The Committee may from time to time establish one (1) or more Sub Plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Committee shall establish such Sub Plans by adopting supplements to the Plan containing (i) any limitations on the Committee’s sole discretion under the Plan as the Committee deems necessary or desirable or (ii) any additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All supplements adopted by the Committee shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not the subject of such supplement.

11.         Adjustment upon Changes in Stock.

(a)          Capitalization Adjustments. If any change is made in the Common Stock generally or the Common Stock subject to the Plan, or the Common Stock subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan and the share counting rules pursuant to Section 4(a), the maximum number of securities subject to award to any person, the class(es), the number of securities and price per share of Common Stock subject to such outstanding Awards and the share and per-share related provisions and the purchase price, if any, of each outstanding Award (or substituted Award, if applicable). The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

If while Awards remain outstanding under the Plan the Company merges or consolidates with a wholly-owned subsidiary for the purpose of reincorporating itself under the laws of another jurisdiction or for any other reason, the Participants will be entitled to acquire shares of Common Stock of the surviving company upon the same terms and conditions as were in effect immediately prior to such merger or consolidation (unless such merger or consolidation involves a change in the number of shares or the capitalization of the Company, in which case proportional adjustments shall be made as provided above) and the Plan, unless otherwise rescinded by the Board, will remain the Plan of the surviving company.

(b)       Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then the Company shall immediately notify Participants who hold outstanding Awards of such dissolution or liquidation. The Committee may provide a Participant thirty (30) days to exercise all or a portion of any outstanding vested Options held by him or her at that time, and upon the expiration of such thirty (30) day period, all remaining outstanding Options shall terminate immediately. Alternatively, the Committee may provide that all or any portion of any vested Option shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings). Except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

(c)       Change in Control.

(i)              In the event of a Change in Control, then, without the consent or action required of any holder of an Option (in such holder’s capacity as such):

(A)         Any surviving corporation or acquiring corporation or any parent or affiliate thereof, as determined by the Committee in its discretion, shall assume or continue any Options outstanding under the Plan in all or in part or shall substitute to similar stock awards in all or in part, in accordance with the requirements of Section 409A of the Code (or, in the case of Incentive Stock Options, Section 424 of the Code); or

(B)         In the event any surviving corporation or acquiring corporation does not assume or continue any Awards or substitute to similar awards for those outstanding under the Plan then: (A) all unvested Options shall expire, and (B) vested Options shall terminate if not exercised at or prior to such Change in Control; or

(C)         The Committee may, in its sole discretion, accelerate the vesting, partially or in full, in the sole discretion of the Committee and on a case-by-case basis of one (1) or more Options as the Committee may determine to be appropriate prior to such events; or

(D)         In the event of a Change in Control under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Change in Control (the “Acquisition Price”), Participants shall be provided a cash payment with respect to each vested Option held by a Participant equal to (A) the number of shares of Common Stock subject to the vested Option (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Change in Control multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise price of the Award and any applicable tax withholdings, in exchange for the termination of such Awards.

(ii)             Upon the occurrence of a Change in Control, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the determines otherwise, apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Change in Control in the same manner and to the same extent as they applied to the Restricted Stock; provided, however, that the Committee may provide for termination or deemed satisfaction of repurchase or other rights under the Award Agreement evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment.

(iii)           Notwithstanding the above, in case of Change in Control and in the event all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each holder of an Award shall be obliged to sell or exchange, as the case may be, any shares such holder hold or purchased under the Plan, in accordance with the instructions issued by the Board, whose determination shall be final.

(iv)            Notwithstanding the above, the Committee may, in its sole discretion, decide other terms regarding the treatment of the outstanding Awards in case of Change in Control.

(d)       Each holder of an Award acknowledges that in the event that the Company’s shares shall be listed, quoted or registered for trading in any public market, the rights of such holder to sell the shares may be subject to certain limitations (including a lock-up period), as may be requested by the Company or its underwriters, and the holder of such Award unconditionally agrees and accepts any such limitations.

12.         Shares Subject to Right of First Refusal.

(a)          Notwithstanding anything to the contrary in the Certificate of Incorporation and the By-Laws of the Company, none of the Participant’s shall have a right of first refusal or preemptive right in relation with any sale of shares in the Company.

(b)          Sale of shares of Common Stock by the Participant shall be subject to the right of first refusal of other shareholders as set forth in the Certificate of Incorporation and/or the By-Laws of the Company.

(c)          The Committee may refuse to approve the transfer of shares of Common Stock to any competitor of the Company or to any other person or entity the Committee determines, in its discretion, may be detrimental to the Company.

13.         Amendment of the Plan and Awards.

(a)          Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code or any other applicable laws, rules and regulations.

(b)          Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

(c)          Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)          No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents.

(e)          Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing (such consent to not be unreasonably withheld or delayed).

14.         Termination or Suspension of the Plan.

(a)          Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)          No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the consent of the Participant.

15.         Tax Consequences.

(a)          Any tax consequences arising from the grant, exercise or settlement of any Award, from the payment for Common Stock covered thereby or from any other event or act (of the Company and/or its Affiliates, or the Participant) hereunder shall be borne solely by the Participant. The Company and/or its Affiliates shall withhold taxes according to the requirements under the applicable laws, rules and regulations, including withholding taxes at the source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

(b)          The Company shall not be required to release any share certificate to a Participant until all required payments have been fully made.

16.         Notice To Company Of Disqualifying Disposition.

Without derogating from all of the above, each Participant who receives an Incentive Stock Option must agree to notify the Company immediately after the Participant makes a Disqualifying Disposition of any Common Stock acquired upon the exercise of an Incentive Stock Option. A “Disqualifying Disposition” is any disposition (including any sale) of such Common Stock before the later of (a) two (2) years after the date the Employee was granted the Incentive Stock Option or (b) one (1) year after the date the Participant acquired Common Stock by exercising the Incentive Stock Option. If the Participant has died before such Common Stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

17.         Effective Date of Plan.

The Plan shall take effect upon its adoption by the Board (the “Effective Date”), except that solely with respect to grants of Incentive Stock Options the Plan shall also be subject to approval within one (1) year of the Effective Date, by a majority of the votes cast on the proposal at a meeting or a written consent of shareholders. Failure to obtain approval by the shareholders shall not in any way derogate from the valid and binding effect of any grant of an Award that is not an Incentive Stock Option. Upon approval of the Plan by the shareholders of the Company as set forth above, all Incentive Stock Options granted under the Plan on or after the Effective Date shall be fully effective as if the shareholders of the Company had approved the Plan on the Effective Date. Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.

18.         Choice of Law.

(a)          Choice of Law. This Plan, all Awards and all documents evidencing awards and all other related documents will be governed by, and construed in accordance with, the laws of the State of Delaware; provided that the tax treatment and the tax rules and regulations applying to a grant in any specific jurisdiction shall be the local tax laws of such jurisdiction in addition to the Federal income tax laws of the United States.

(b)          Israeli Participants. Any grant of an Award to an Israeli Employee or to an Israeli Non-Employee (as each of such terms is defined in the Sub Plan applicable to Israeli Participants) shall be made in accordance with and pursuant to the provisions of this Plan and the Sub Plan applicable to Israeli Participants.

(c)          Severability. If it is determined that any provision of this Plan or an Award Agreement is invalid and unenforceable, the remaining provisions of this Plan and/or the Award Agreement, as applicable, will continue in effect.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS, EREZ RAPHAEL AND ZVI BEN-DAVID, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF DARIOHEALTH CORP. HELD OF RECORD BY THE UNDERSIGNED ON SEPTEMBER 1, 2020, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 14, 2020 AT 4 PM (ISRAEL TIME), at our Israeli office, located at 8 HaTokhen Street, Caesarea Industrial Park, Israel, OR ANY ADJOURNMENT THEREOF.

1.       Election of Hila Karah, Dennis Matheis, Dennis M. McGrath, Erez Raphael, Yoav Shaked, Adam K. Stern and Richard B. Stone and to hold office until the 2021 Annual Meeting of Stockholders or their successors are elected and qualified or until their earlier resignation or removal.

Hila Karah

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dennis Matheis

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dennis M. McGrath

☐ FOR	☐ AGAINST	☐ ABSTAIN

Erez Raphael

☐ FOR	☐ AGAINST	☐ ABSTAIN

Yoav Shaked

☐ FOR	☐ AGAINST	☐ ABSTAIN

Adam K. Stern

☐ FOR	☐ AGAINST	☐ ABSTAIN

Richard B. Stone

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.        To consider and approve the Company’s 2020 Equity Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.        To consider and approve by a nonbinding advisory vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.        To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Kost Forer Gabbay & Kasierer as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s). If this card contains no specific voting instructions, the shares will be voted FOR each of the proposals described on this card.

Signature of Stockholder(s)

Date

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

VOTE BY INTERNET— if a registered holder by visiting www.vstocktransfer.com/proxy; if a beneficial holder by visiting www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.